UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12
WESTLAKE CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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WESTLAKE CORPORATION

2801 Post Oak Blvd.

Houston, Texas 77056

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 11, 2023

To the Stockholders:

The annual meeting of stockholders of Westlake Corporation (the “Company” or “Westlake”) will be held at Westlake Center, 2801 Post Oak Blvd., Houston, Texas 77056, on Thursday, May 11, 2023 at 9:00 a.m. local time for the following purposes:

(1)	To elect the five members of the Board of Directors named in this Proxy Statement for the terms described in the Proxy Statement;

(2)	To hold an advisory vote to approve named executive officer compensation;

(3)	To hold an advisory vote on the frequency of the advisory vote on named executive officer compensation;

(4)

To approve a proposed amendment to the Company’s Amended and Restated Certificate of Incorporation to provide for exculpation of certain officers of the Company from personal liability under certain circumstances as allowed by Delaware law;

(5)	To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

(6)	To amend and restate the 2013 Omnibus Incentive Plan, which was previously amended and restated on May 19, 2017 (the “2013 Omnibus Incentive Plan”);

(7)	To vote on a stockholder proposal regarding the Company’s greenhouse gas emission reduction targets;

(8)	To vote on a stockholder proposal regarding the preparation of a report on reducing plastic pollution of the oceans; and

(9)	To act upon any other matters that may properly come before the annual meeting.

The Board of Directors has fixed the close of business on March 15, 2023 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting.

We are using the Securities and Exchange Commission’s Notice and Access proxy rule, instead of mailing a printed set of materials to each stockholder. On March 31, 2023, we mailed to stockholders of record a Notice Regarding the Availability of Proxy Materials, with instructions on how to access the Company’s proxy materials via the Internet (or to request a printed copy) and how to vote online, by telephone or in person at the annual meeting.

All stockholders are requested to be present in person or by proxy. Please vote your proxy whether or not you plan to attend the annual meeting. You can vote your proxy either by the Internet, telephone or by requesting a printed copy of the materials and returning the proxy card enclosed with the printed materials in the envelope furnished for that purpose. Any stockholder may revoke a proxy for any reason and at any time before it is voted at the annual meeting.

Voting by the Internet or telephone is fast, convenient and your vote is immediately confirmed and tabulated. By using the Internet or telephone you help the Company reduce postage and proxy tabulation costs.

Your cooperation is appreciated as a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

By Order of the Board of Directors

L. Benjamin Ederington

Executive Vice President, General Counsel,

Chief Administrative Officer and Corporate Secretary

Dated: March 31, 2023

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 11, 2023:

This Proxy Statement, our annual report to stockholders and other proxy materials are available on the Internet at www.proxyvote.com and at https://investors.westlake.com/financials/annual-and-proxy-reports/default.aspx.

WESTLAKE CORPORATION

2801 Post Oak Blvd.

Houston, Texas 77056

PROXY STATEMENT

For the Annual Meeting of Stockholders to be Held on May 11, 2023

GENERAL MATTERS

This Proxy Statement and the accompanying form of proxy are being furnished to the stockholders of Westlake Corporation (the “Company” or “Westlake”) on or about March 31, 2023 in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting of stockholders to be held on Thursday, May 11, 2023 at 9:00 a.m. local time at Westlake Center, 2801 Post Oak Blvd., Houston, Texas 77056, and any adjournment of the annual meeting.

The following matters will be acted upon at the annual meeting:

(1)	To elect the five members of the Board of Directors named in this Proxy Statement for the terms described in the Proxy Statement;

(2)	To hold an advisory vote to approve named executive officer compensation;

(3)	To hold an advisory vote on the frequency of the advisory vote on named executive officer compensation;

(4)

To approve a proposed amendment to the Company’s Amended and Restated Certificate of Incorporation to provide for exculpation of certain officers of the Company from personal liability under certain circumstances as allowed by Delaware law;

(5)	To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

(6)	To amend and restate the 2013 Omnibus Incentive Plan;

(7)	To vote on a stockholder proposal regarding the Company’s greenhouse gas emission reduction targets;

(8)	To vote on a stockholder proposal regarding the preparation of a report on reducing plastic pollution of the oceans; and

(9)	To act upon any other matters that may properly come before the annual meeting.

Our Board of Directors does not know of any other business to be brought before the annual meeting, but if any other business is properly brought before the annual meeting, proxies will be voted upon those matters in accordance with the judgment of the person or persons acting under the proxies.

All shares represented by validly authorized proxies will be voted in accordance with the instructions contained in the proxies. The Board of Directors unanimously recommends a vote:

(1)	FOR the nominees for director listed in these materials and on the proxy;

(2)	FOR the approval of the nonbinding resolution to approve named executive officer compensation;

(3)	To hold the advisory vote on the frequency of the advisory vote on named executive officer compensation every THREE years;

(4)

FOR the approval of a proposed amendment to the Company’s Amended and Restated Certificate of Incorporation to provide for exculpation of certain officers of the Company from personal liability under certain circumstances as allowed by Delaware law;

(5)	FOR the ratification of the appointment of the Company’s independent registered public accounting firm;

(6)	FOR the approval of a proposed amendment and restatement of the Company’s 2013 Omnibus Incentive Plan;

(7)	AGAINST the stockholder proposal regarding the Company’s greenhouse gas emission reduction targets; and

(8)	AGAINST the stockholder proposal regarding the preparation of a report on reducing plastic pollution of the oceans.

In the absence of voting instructions to the contrary, shares represented by validly executed proxies will be voted in accordance with the foregoing recommendations. A stockholder giving a proxy has the power to revoke it at any time before it is voted at the annual meeting by providing written notice to the Secretary of the Company, by delivering a later-dated proxy, or by voting in person at the annual meeting.

Only stockholders of record at the close of business on March 15, 2023, also referred to as the record date, will be entitled to vote at the annual meeting. At the close of business on the record date, there were 127,713,905 shares of common stock, par value $0.01 per share, outstanding, which represent all of the voting securities of the Company. Each share of common stock is entitled to one vote. Stockholders do not have cumulative voting rights in the election of directors.

A majority of the common stock entitled to vote at the annual meeting, present either in person or by proxy, will constitute a quorum. Abstentions and “broker non-votes” will be counted as present for purposes of determining whether there is a quorum present at the meeting. Shares held by a broker or other nominee as to which they have not received voting instructions from the beneficial owners and lack the discretionary authority to vote on a particular matter are called “broker non-votes.” Under the rules of the New York Stock Exchange, certain matters, such as the election of directors, the advisory vote on named executive officer compensation, the advisory vote on the frequency of the advisory vote on named executive officer compensation, the vote on the proposed amendment to the Amended and Restated Certificate of Incorporation, the approval of the amendment and restatement of the 2013 Omnibus Incentive Plan, the vote on a stockholder proposal regarding the Company’s greenhouse gas emission reduction targets and the vote on a stockholder proposal regarding the preparation of a report on reducing plastic pollution of the oceans, are not considered “routine” matters and, therefore, your broker will not have the discretionary authority to vote your shares on that matter if you have not given your broker specific instructions as to how to vote. Please be sure to give specific instructions to your broker.

Directors are elected by a plurality of the votes cast at the annual meeting, either in person or by proxy. Abstentions and broker non-votes will not be included in the total of votes cast and will not affect the outcome of the vote.

An affirmative vote of a majority of the outstanding shares of the Company’s common stock, either in person or by proxy, is required for the approval of the proposal to amend the Amended and Restated Certificate of Incorporation to provide for exculpation of certain officers of the Company from personal liability under certain circumstances as allowed by Delaware law. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

An affirmative vote of a majority of the votes cast “for” or “against” the proposal at the annual meeting, either in person or by proxy, is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. Abstentions on the proposal to ratify the appointment of PricewaterhouseCoopers LLP will not be included in the total of votes cast and will not affect the outcome of the vote.

An affirmative vote of a majority of the votes cast “for” or “against” on each such proposal at the annual meeting, either in person or by proxy, will be required to approve the amendment and restatement of the 2013 Omnibus Incentive Plan, the nonbinding advisory vote on named executive officer compensation, the nonbinding advisory vote on the frequency of the nonbinding advisory vote on named executive officer compensation, the vote on a stockholder proposal regarding the Company’s greenhouse gas emission reduction targets and the vote on a stockholder proposal regarding the preparation of a report on reducing plastic pollution of the oceans. Abstentions and broker non-votes on such proposals will not be included in the total of votes cast and will not affect the outcome of such votes.

If your shares are held through a bank, broker or other nominee (i.e., in “street name”) and you have requested printed versions of these materials, the Company has asked your bank or broker to forward copies of the materials to you and to request your authority for execution of the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, facsimile or personal contact. All proxy-soliciting expenses will be paid by the Company in connection with the solicitation of votes for the annual meeting. The Company has engaged Broadridge Financial Solutions, Inc. to tabulate voting results.

INFORMATION REGARDING THE BOARD OF DIRECTORS

INDEPENDENCE OF DIRECTORS

As of March 15, 2023, TTWF LP, our principal stockholder, and TTWFGP LLC, TTWF LP’s general partner, owned 72.5% of the outstanding common stock of the Company. Under the corporate governance rules of the New York Stock Exchange, we are considered to be controlled by TTWF LP. As a controlled company, we are eligible for exemptions from provisions of the New York Stock Exchange’s rules requiring a majority of independent directors, nominating and governance and compensation committees composed entirely of independent directors and written nominating and governance and compensation committee charters addressing specified matters. We have elected, in the past, to take advantage of certain of these exemptions. In the event that we cease to be a controlled company within the meaning of these rules, we will be required to comply with these provisions after the specified transition periods. In May 2022, the composition of our Nominating and Governance Committee and our Compensation Committee transitioned entirely to independent directors.

Our Board of Directors has determined, after considering all of the relevant facts and circumstances, that Ms. Kimberly S. Lubel and Messrs. Michael J. Graff, Marius A. Haas, Mark A. McCollum, R. Bruce Northcutt and Jeffrey W. Sheets are independent from our management, as “independence” is defined by the rules and regulations of the Securities and Exchange Commission (“SEC”) and the listing standards of the New York Stock Exchange. This means that none of these directors has any direct or indirect material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us and that none of the express disqualifications contained in the New York Stock Exchange rules applies to any of them. In making its independence determinations, the Board of Directors considered the fact that, while such relationship does not preclude independence under the New York Stock Exchange rules, Mr. Graff is an executive officer of a company with which Westlake conducts business in the ordinary course.

EXECUTIVE SESSIONS

The Company’s governance guidelines require that non-management directors meet at regularly scheduled executive sessions without management. At these meetings of non-management directors, the non-management directors have decided that the non-management director that presides over the meeting will rotate among the non-management directors.

Since two of the non-management directors (Ms. Jenkins and Mr. David Chao) are not independent, the Company’s governance guidelines require that the independent directors meet at least once a year. At these meetings of independent directors, the independent directors have decided that the independent director that presides over the meeting will rotate among the independent directors.

Stockholders and other interested parties may communicate with the non-management directors or the independent directors in the manner described under “Communications with Directors” below.

COMMITTEES OF THE BOARD OF DIRECTORS

The Audit Committee

The Audit Committee of the Board of Directors is currently comprised of Mark A. McCollum (chairman), Michael J. Graff, Marius A. Haas, Kimberly S. Lubel, R. Bruce Northcutt and Jeffrey W. Sheets. All current Audit Committee members are “independent” as defined by the listing standards of the New York Stock Exchange and Section 10A(m)(3) of the Securities Exchange Act of 1934. The Board has determined that each of Messrs. Graff, Haas, McCollum, Northcutt and Sheets and Ms. Lubel is an “audit committee financial expert” as that term is defined by SEC regulations. The primary functions of the Audit Committee are to review the adequacy of the system of internal controls and management information systems, to review the results of our independent registered public accounting firm’s quarterly reviews of our interim financial statements, to review the planning and results of the annual audit with our independent registered public accounting firm and to have oversight of financial risks. This Committee held seven meetings in 2022. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee charter is publicly available on our website at: http://www.westlake.com under “Investor Relations—Governance Documents.”

The Compensation Committee

The Compensation Committee of the Board of Directors is currently comprised of R. Bruce Northcutt (chairman), Michael J. Graff, Marius A. Haas, Kimberly S. Lubel, Mark A. McCollum and Jeffrey W. Sheets (i.e., all of the independent members of the Board of Directors). Since Westlake is considered to be controlled by a principal stockholder under New York Stock Exchange rules, all Compensation Committee members are not required to be independent as defined by the listing standards of the New York Stock Exchange. Messrs. Albert Chao, David Chao, James Chao and John Chao and Ms. Jenkins are not “independent” as defined by those listing standards and served as members of the Compensation Committee until May 2022. The Compensation Committee’s primary functions include overseeing our executive compensation, director compensation and equity and performance incentive compensation plans and policies. This Committee held five meetings in

2022. The Compensation Committee has adopted a written charter. The Compensation Committee charter is publicly available on our website at: http://www.westlake.com under “Investor Relations—Governance Documents.”

The Corporate Risk and Sustainability Committee

The Corporate Risk and Sustainability Committee of the Board of Directors is currently comprised of Michael J. Graff (chairman), Albert Y. Chao, David T. Chao, James Y. Chao, John T. Chao, Marius A. Haas, Dorothy C. Jenkins, Kimberly S. Lubel, Mark A. McCollum, R. Bruce Northcutt and Jeffrey W. Sheets (i.e., all of the members of the Board of Directors). Upon election to the Board, the Board expects Ms. Chao and Ms. Sabat to also serve on the Corporate Risk and Sustainability Committee. This Committee assists the Board in overseeing overall risks inherent in the operations of the Company and the control processes with respect to those risks (including, but not limited to, environmental, health, safety, sustainability and cybersecurity risks). Among other things, this Committee reviews the risk-management structure of the Company and reviews management’s identification and assessment of significant risks and its plans to control those risks. The Corporate Risk and Sustainability Committee also reviews management’s systems as they relate to enterprise-wide risks posed by the Company’s physical assets and operating processes and addresses the findings of regulatory agencies concerning the Company’s physical assets and operations. In addition, as described in more detail below, this Committee has oversight responsibility of the Company’s environmental, social and governance (“ESG”) initiatives and policies. This Committee held four meetings in 2022. The Corporate Risk and Sustainability Committee charter is publicly available on our website at: http://www.westlake.com under “Investor Relations—Governance Documents.”

The Nominating and Governance Committee

The Nominating and Governance Committee is currently comprised of Jeffrey W. Sheets (chairman), Michael J. Graff, Marius A. Haas, Kimberly S. Lubel, Mark A. McCollum and R. Bruce Northcutt (i.e., all of the independent members of the Board of Directors). Since Westlake is considered to be controlled by a principal stockholder under New York Stock Exchange rules, all Nominating and Governance Committee members are not required to be independent as defined by the listing standards of the New York Stock Exchange. Messrs. Albert Chao, David Chao, James Chao and John Chao and Ms. Jenkins are not “independent” as defined by those listing standards and served as members of the Nominating and Governance Committee until May 2022. The Nominating and Governance Committee’s primary functions are (i) to identify individuals qualified to become directors of the Company, (ii) to recommend to the Board of Directors director candidates to fill vacancies on the Board of Directors and to stand for election by the stockholders at the annual meeting of stockholders, (iii) to recommend committee assignments for directors, (iv) to monitor and annually assess the performance of the Board of Directors and its committees, and (v) to develop and recommend to the Board of Directors appropriate corporate governance policies, practices and procedures for the Company. In assessing the qualifications of prospective nominees to serve as directors, this Committee will consider, in addition to any criteria set forth in the Bylaws of the Company, each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective director, diversity with respect to experience, race, gender, ethnicity, and expertise, and commitment to acting in the best interests of the Company and its stockholders. This Committee held four meetings in 2022. The Nominating and Governance Committee has the authority to retain an executive search firm as needed to identify director candidates. The Nominating and Governance Committee has adopted a written charter. The charter is publicly available on our website at: http://www.westlake.com under “Investor Relations—Governance Documents.”

The Nominating and Governance Committee will consider nominees recommended by stockholders. Any recommendation should be addressed in writing to the Nominating and Governance Committee, Westlake Corporation, c/o Corporate Secretary, 2801 Post Oak Blvd., Houston, Texas 77056. Recommendations for potential nominees may come from any source, including members of the Board of Directors, stockholders, self-recommendations or search firms. All persons recommended for a vacant or new Board position will be given equal consideration regardless of the source of the recommendation. The Nominating and Governance Committee takes diversity, broadly defined to include race, gender, ethnicity, national origin, geographic location, expertise and level and type of career experience, into account in evaluating the qualifications of prospective nominees to the Board.

DIVERSITY ON THE BOARD

The Board of Directors believes that having a diverse mix of directors with complementary qualifications, skills and expertise is essential to effectively discharging its oversight responsibility while advancing the Company’s long-term business strategy. The Nominating and Governance Committee and the Board believe that the current composition of the Board reflects a group of highly talented individuals with diverse backgrounds, skills, professional and industry experience, and other personal qualities and attributes best suited to perform oversight responsibilities for the Company and its stockholders and to provide practical insights and diverse perspectives. We currently have two women directors, one of whom is also racially-diverse, and four other racially-diverse directors on the Board. Upon the election of Ms. Chao and Ms. Sabat, the Board will have three women directors, two of whom are also racially-diverse, and four other racially-diverse directors on the Board.

BOARD LEADERSHIP STRUCTURE

We have separated the positions of chairman of the board and chief executive officer. Mr. James Chao serves as our Chairman of the Board and Mr. Albert Chao serves as our Chief Executive Officer. Our Board has concluded that balance and varying experience and judgment are added to the leadership of the Board by having these two positions filled by different persons.

Mr. James Chao, our Chairman of the Board, is not independent from our management, as “independence” is defined by the rules and regulations of the SEC and the listing standards of the New York Stock Exchange. Our independent directors meet at least once a year. At these meetings, the independent director that presides over the meeting rotates among the independent directors. See “Information Regarding Board of Directors—Executive Sessions.” We believe that this leadership structure is appropriate because we are controlled by TTWF LP, our principal stockholder.

BOARD ROLE IN CORPORATE RISK OVERSIGHT

As previously described, our Board’s Corporate Risk and Sustainability Committee retains responsibility in overseeing overall risks inherent in the operations of the Company and the control processes with respect to those risks (including, but not limited to, environmental, health, safety, sustainability and cybersecurity risks). Additionally, the Board’s Audit Committee retains responsibility for oversight of financial risks, including integrity of financial statements, internal controls, derivatives transactions, loan covenant compliance, credit, liquidity, insurance and similar areas. Further, our Board’s Compensation Committee retains responsibility for oversight of compensation and personnel practices, including diversity and inclusion initiatives, succession planning and management development. Finally, our Board of Directors retains ultimate responsibility for corporate risk oversight as a whole as well as responsibility for oversight of specific risks not assigned to the Board’s committees. As requested from time to time by the Board and its committees, members of our senior management present reports to the Board and the committees on the risks that we face.

COMPENSATION-RELATED RISK

The Company regularly assesses risks related to its compensation program, including its executive compensation program, and does not believe that the risks arising from the Company’s compensation policies and practices are reasonably likely to have a material adverse effect on the Company. Management reports to the Compensation Committee and the Corporate Risk and Sustainability Committee regarding factors that could mitigate or encourage excessive risk-taking in reference to the compensation practices of the Company. In addition, the Compensation Committee has independently engaged Willis Towers Watson as its compensation consultant to provide regular reports to the Committee regarding best practices, risk factors, program design and related matters. The Compensation Committee also considered the attributes of the Company’s programs, including:

•	the mix of compensation types with an emphasis on performance-based programs,

•	the array of performance metrics to be used in the programs and their alignment with business goals and objectives,

•	the mix of vesting schedules for long-term incentives to help ensure the retention of talent and returning value to stockholders, and

•

the Company’s stock ownership, pledging and anti-hedging policy for directors, executive officers and certain other officers and employees, which, through August 31, 2022, required each such person to retain 50%, and, from September 1, 2022, to retain 100%, of any vested restricted stock and shares of common stock of the Company acquired through the vesting of restricted stock awards, restricted stock unit awards and performance stock unit awards, net of shares used to pay applicable taxes, until the total value of such retained stock reaches six times the annual base salary for Messrs. Albert Chao and James Chao, three times the annual base salary for certain other officers (including Messrs. Bender, Ederington and Kearns) and five times the annual cash retainer for directors, or until such person’s employment or service, as the case may be, with the Company terminates. This policy also prohibits our directors and executives from shorting or hedging, or buying puts and calls with respect to, our securities, or entering into similar arrangements, and requires directors and executives to provide notice prior to pledging our securities. None of our directors or executives currently pledges any of our securities. Equity awards to executives, any shares of common stock issued under equity awards and any profits realized on the sale of such shares are subject to potential clawback or recoupment.

CYBERSECURITY

Westlake maintains a risk-based, defense in depth approach to cybersecurity and data protection. We use multiple safeguards and best practices to secure our external and internal networks and systems, including next generation firewalls, modern vulnerability management and consistent patching. The Company continuously assesses industry best practices and standards and leverages them to advance its cybersecurity risk management with a focus on utilizing such practices and standards to predict, prevent, detect and respond to potential security threats. As part of the Company’s information security training program, all employees participate in various cybersecurity awareness activities, including formal training exercises and simulated phishing events. We contract with third party cybersecurity firms to conduct simulated cyber-attacks and penetration testing on an annual basis. In addition, we periodically perform internal self-assessments using the National Institute of Standards and Technology Cybersecurity Framework. To our knowledge, Westlake has not experienced any material cyber incidents in the past three years.

Our Board has charged the Corporate Risk and Sustainability Committee with oversight of cybersecurity. The Committee receives frequent updates from senior management on cybersecurity risk reviews of our key business and operational areas and procedures. At least one member of our Corporate Risk & Sustainability Committee has significant cybersecurity experience and expertise, with a majority of our directors having experience in supervising Information Technology departments as chief executives.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE MATTERS

Westlake is committed to acting in a safe, ethical, environmentally- and socially-responsible manner. The Board has charged the Corporate Risk and Sustainability Committee with oversight responsibility of (i) the Company’s ESG initiatives and policies related to safety, environmental compliance, sustainability and corporate culture and (ii) evaluation of management’s efforts to align ESG initiatives and practices with the Company’s long-term strategy. The Compensation Committee assists the Board in discharging its oversight responsibility for the Company’s human capital management matters, including its diversity and inclusion initiatives. Management provides regular updates to both Committees as well as the Board with respect to these initiatives.

The Company voluntarily discloses key ESG matters and metrics in its annual ESG Report, based on metrics outlined in the Sustainable Accounting Standards Board voluntary disclosure framework and aligned with nine out of the seventeen United Nations Sustainable Development Goals. The Company’s most recent ESG Report, which was published in September 2022, covering calendar year 2021, is available on our website at: http://www.westlake.com under “ESG—Overview.” Unless specifically stated herein, documents and information on the Company’s website are not incorporated by reference in this proxy statement.

CORPORATE GOVERNANCE

We have a Code of Ethics that applies to our principal executive officer, principal financial officer and principal accounting officer, a Code of Conduct that applies to all directors, officers and employees, and Principles of Corporate Governance. You can find the above-referenced documents by visiting our website at: http://www.westlake.com under “Investor Relations—Governance Documents.” We will post on our website any amendments to such documents as well as any waivers that are required to be disclosed by the rules of either the SEC or the New York Stock Exchange.

COMMUNICATIONS WITH DIRECTORS

Any interested party is welcome to communicate with any one or all of our directors by writing to the director or directors, Westlake Corporation, c/o Corporate Secretary, 2801 Post Oak Blvd., Houston, Texas 77056. The Corporate Secretary will forward these communications to the addressee. If any interested party would like to communicate with the non-management directors or independent directors as a group, the interested party should address such communication as follows: Non-management Directors or Independent Directors (as applicable), Westlake Corporation, c/o Corporate Secretary, 2801 Post Oak Blvd., Houston, Texas 77056. Upon receipt, Westlake’s Corporate Secretary will forward the communication, unopened, to one of the non-management directors or independent directors, as applicable. Such director will, upon review of the communication, make a determination as to whether it should be brought to the attention of the other non-management directors or independent directors, as applicable, and whether any response should be made to the person sending the communication, unless the communication was made anonymously.

MEETING ATTENDANCE

The Board of Directors held five meetings in 2022. During 2022, all of our directors attended at least 75% of the total number of meetings of the Board of Directors and any committee on which he or she served during the periods that he or she served. Westlake encourages its directors to attend the annual meeting of stockholders. All eleven of our directors attended our annual meeting of stockholders in 2022.

COMPENSATION OF DIRECTORS

Directors who are also full-time officers or employees of Westlake receive no additional compensation for serving as directors. In 2022, all other directors received a quarterly retainer of $25,000 for the first and second quarters, and a quarterly retainer of $28,750 for the third and fourth quarters, for a total annual retainer of $107,500. The Audit Committee chairman received an additional annual retainer of $25,000, the Compensation Committee chairman received an additional annual retainer of $20,000, the Nominating and Governance Committee chairman received an additional annual retainer of $15,000 and the Corporate Risk and Sustainability Committee chairman received an additional annual retainer of $15,000. Under the 2013 Omnibus Incentive Plan, the Board of Directors, effective August 12, 2022, authorized the issuance of 1,446 restricted stock units to each non-management director at the time (being Mss. Jenkins and Lubel and Messrs. David Chao, Graff, Haas, McCollum, Northcutt and Sheets). All of these restricted stock units will vest on August 12, 2023, subject to the grantee’s continuing service as a director of Westlake as of the vesting date. Each such restricted stock unit represents a contingent right to receive one share of Westlake’s common stock at vesting.

The following table sets forth a summary of the compensation earned or paid to our non-named executive officer directors in 2022:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	All Other Compensation(2) ($)	Total ($)
David T. Chao	107,500	150,000	0	2,081	259,581
John T. Chao(3)	0	0	0	0	0
Michael J. Graff	122,500	150,000	0	2,081	274,581
Marius A. Haas	107,500	150,000	0	2,081	259,581
Dorothy C. Jenkins	107,500	150,000	0	2,081	259,581
Kimberly S. Lubel	107,500	150,000	0	2,081	259,581
Mark A. McCollum	132,500	150,000	0	2,081	284,581
R. Bruce Northcutt	127,500	150,000	0	2,081	279,581
Jeffrey W. Sheets	122,500	150,000	0	2,081	274,581

(1)

These amounts represent the grant date fair value of the restricted stock units granted to our directors in 2022, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For a discussion of the related valuation assumptions, please see Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. As of December 31, 2022, each of Mss. Jenkins and Lubel and Messrs. David Chao, Graff, Haas, McCollum, Northcutt and Sheets had 1,446 unvested restricted stock units.

(2)	All Other Compensation amounts represent dividend equivalent payments with respect to restricted stock units that were paid to the directors before the vesting of the restricted stock units.
(3)

Mr. John Chao serves as Vice President and Managing Director of Westlake Innovations, Inc. (one of our subsidiaries). Please see “Certain Relationships and Related Party Transactions” elsewhere in this proxy statement for a description of his compensation earned as an employee of Westlake during 2022. Mr. John Chao did not receive any additional compensation for services provided as a director during 2022.

PROPOSAL 1—ELECTION OF CLASS I DIRECTORS AND CLASS III DIRECTOR

Our Amended and Restated Certificate of Incorporation provides that the Board of Directors be divided into three classes, each consisting, as nearly as possible, of one-third of the total number of directors constituting the Board of Directors, with each class to serve for a term of three years. The following nominees, each of whom was nominated by our Nominating and Governance Committee, are proposed for election in Class I, to serve until the annual meeting of stockholders in 2026, or until their successors are elected and qualified:

•	Catherine T. Chao

•	Marius A. Haas

•	Kimberly S. Lubel

•	Jeffrey W. Sheets

Ms. Lubel and Messrs. Haas and Sheets are incumbent Class I directors. Ms. Jenkins, who is also an incumbent Class I director, is not standing for reelection and is retiring upon the expiration of her current term at the 2023 annual meeting. Ms. Chao is a new Class I director nominee.

In February 2023, the Board approved an increase in the size of the Board from eleven directors to twelve directors, effective immediately prior to the 2023 annual meeting of stockholders. Ms. Sabat, who was nominated by our Nominating and Governance Committee, is proposed for election in Class III, to serve until the annual meeting of stockholders in 2025, or until her successor is elected and qualified, in order to fill the vacancy resulting from the increase in the size of the Board.

Unless instructed otherwise, the proxies will be voted for the election of the five nominees named above. If any nominee is unable to serve, proxies may be voted for a substitute nominee selected by the Board of Directors, although management is not aware of any circumstance likely to render any of the named nominees unavailable for election.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

THE ELECTION OF THESE NOMINEES AS CLASS I DIRECTORS AND CLASS III DIRECTOR.

NOMINEES FOR ELECTION AS CLASS I DIRECTORS

Catherine T. Chao (age 45). Ms. Chao is a nominee for director. Ms. Chao has been the director and co-founder of Tuyo Development since 2019 and a founding partner of Grains of Salt since 2016. From 2007 to 2013, Ms. Chao was a project architect with Greg Yang Design and, from 2008 to 2013, she was an adjunct professor of the School of Constructed Environments at Parsons The New School of Design. In addition, since 1997, Ms. Chao has served in various roles at Tanglewood Property Management Company, an affiliate of our principal stockholder, and was appointed a Manager of Tanglewood Property Management Company in September 2017. She is the daughter of James Y. Chao, the sister of David T. Chao, the niece of Albert Y. Chao and Dorothy C. Jenkins, and the cousin of John T. Chao and Carolyn C. Sabat. Ms. Chao holds a bachelor’s degree in product design from Stanford University, a Masters of Architecture from the Rhode Island School of Design, and an MBA and a Masters in Urban Planning from Columbia University. Ms. Chao is a registered architect in New York and Oregon, a member of the American Institute of Architects and a member of the American Planning Association.

The Board has concluded that Ms. Chao should serve as a director of the Company based primarily on her experience in the building and construction industry and her position as a member of the Chao family, which controls TTWF LP, our principal stockholder.

Marius A. Haas (age 55). Mr. Haas has been a director since January 2018. He has been with BayPine Capital, where he is Partner and Co-Founder, since March 2020. Mr. Haas served as President and Chief Commercial Officer of Dell EMC from September 2016 to February 2020 and previously was Chief Commercial Officer and President of Enterprise Solutions for Dell Inc. from August 2012 to September 2016. Prior to joining Dell, Mr. Haas was with Kohlberg Kravis Roberts & Co. from June 2011 to August 2012 and with HP Inc. and its predecessor companies from August 1995 to June 2011, where he served in a variety of roles, including as Senior Vice President and Global Manager of HP’s Networking Division and as Senior Vice President and Chief Strategy Officer. Mr. Haas received a bachelor’s degree from Georgetown University and an M.B.A. from the Thunderbird School of Global Management at Arizona State University.

The Board has concluded that Mr. Haas should serve as a director of the Company based primarily on his experience as a senior executive of public companies and in the private equity field, as well as his perspective from businesses that are outside the chemical industry.

Kimberly S. Lubel (age 58). Ms. Lubel has been a director since May 2020. Ms. Lubel served as the Chairman, President and Chief Executive Officer of CST Brands, Inc. from its spin-off from Valero Energy Corporation in 2013 until CST’s acquisition by Alimentation Couche-Tard Inc. in June 2017. From October 2008 through December 2012, Ms. Lubel served as Valero’s Executive Vice President and General Counsel, with responsibility over Valero’s legal, ad valorem tax, health, safety and environmental, energy and gases, reliability and project execution departments. She joined Valero in 1997. Ms. Lubel has served on the Board of Directors of PBF Energy Inc. since August 2017, the Board of Directors of the Southwest Research Institute since 2019 and the Board of Directors of Arcosa, Inc. since November 2021. Previously, Ms. Lubel served on the Board of Directors of WPX Energy Inc. from December 2011 through January 2021. Ms. Lubel holds a bachelor’s of arts degree in Spanish and International Studies from Miami University (Ohio), a master of arts degree in International Relations from Baylor University and a juris doctorate degree from the University of Texas School of Law. She is also a graduate of the Executive Program at Stanford University.

The Board has concluded that Ms. Lubel should serve as a director of the Company based primarily on her long experience in the petroleum refining and fuel and convenience retailing industries and her extensive experience in legal and related areas.

Jeffrey W. Sheets (age 65). Mr. Sheets has been a director since January 2018. Mr. Sheets served as Executive Vice President and Chief Financial Officer of ConocoPhillips Company from October 2010 to February 2016. Mr. Sheets was associated with ConocoPhillips and its predecessor companies for more than 36 years and served in a variety of roles, including Senior Vice President of Planning and Strategy and Vice President and Treasurer. He began his career with Phillips Petroleum Company in 1980 as a process engineer. Mr. Sheets has served on the Board of Directors of Enerplus Corporation since December 2017 and of Schlumberger Limited since October 2019, and is a former director of DCP Midstream Partners LP. Mr. Sheets received a bachelor’s degree in chemical engineering from the Missouri University of Science and Technology and an M.B.A. from the University of Houston. Mr. Sheets is a member of the Board of Trustees at the Missouri University of Science and Technology.

The Board has concluded that Mr. Sheets should serve as a director of the Company based primarily on his long experience in the petroleum industry and his extensive experience in financial accounting and related areas.

Class II Directors

James Y. Chao (age 75). Mr. Chao has been our Chairman of the Board since July 2004 and became a director in June 2003. From May 1996 to July 2004, he served as our Vice Chairman. Mr. Chao has over 45 years of global experience in the chemical industry. From June 2003 until November 2010, Mr. Chao was the executive chairman of Titan Chemicals Corp. Bhd. Prior to that he served as Titan’s Managing Director. He has served as a Special Assistant to the Chairman of China General Plastics Group and worked in various financial, managerial and technical positions at Mattel Incorporated, Developmental Bank of Singapore, Singapore Gulf Plastics Pte. Ltd. and Gulf Oil Corporation. Mr. Chao, along with his brother, Albert Chao, assisted their father, T.T. Chao, in founding Westlake. He is the brother of Albert Y. Chao and Dorothy C. Jenkins, father of David T. Chao and Catherine T. Chao, and uncle of John T. Chao and Carolyn C. Sabat. Mr. Chao received his B.S. degree from the Massachusetts Institute of Technology and an M.B.A. from Columbia University.

The Board has concluded that Mr. James Chao should serve as a director of the Company based primarily on his long experience in the global chemicals and plastics industries and his lengthy tenure as a senior officer of the Company. Mr. Chao also brings important perspectives to our board as a member of the Chao family, which controls TTWF LP, our principal stockholder.

John T. Chao (age 46). Mr. Chao has been a director since August 2018. Mr. Chao was appointed Vice President and Managing Director of Westlake Innovations, Inc. (one of our subsidiaries) effective as of March 1, 2021. From October 2018 to February 28, 2021, he was a Managing Director of Tanglewood Property Management Company, an affiliate of our principal stockholder. From March 2015 to October 2018, he was with New York Public Radio, as the organization’s Vice President of Partnerships and New Business from March 2015 to June 2016, Senior Vice President of Business and Strategy from June 2016 to August 2017 and Chief Operating Officer from August 2017 to October 2018. Mr. Chao was previously in the strategy and finance practice at McKinsey & Company where he advised energy and commodity companies, beginning in 2004 and ending his tenure as a partner in 2013. From 2000 to 2002, he was a financial analyst at the Company. He is the son of Albert Y. Chao, the nephew of James Y. Chao and Dorothy C. Jenkins, the brother of Carolyn C. Sabat, and the cousin of

David T. Chao and Catherine T. Chao. Mr. Chao received a bachelor’s degree in chemical engineering from Rice University and an M.B.A. from the Massachusetts Institute of Technology.

The Board has concluded that Mr. John Chao should serve as a director of the Company based primarily on his experience with the chemical, energy and other commodity industries and his position as a member of the Chao family, which controls TTWF LP, our principal stockholder.

Mark A. McCollum (age 64). Mr. McCollum has been a director since May 2018. Mr. McCollum was the President and Chief Executive Officer of Weatherford International plc from April 2017 to June 2020. Weatherford filed for voluntary Chapter 11 bankruptcy in July 2019 and emerged in December 2019. Prior to joining Weatherford, Mr. McCollum served as Executive Vice President and Chief Financial Officer of Halliburton Company, a position he assumed in 2008 and resumed in July 2016 following an interim role from December 2014 to July 2016 as Executive Vice President and Chief Integration Officer during the pendency of Halliburton’s proposed acquisition of Baker Hughes Incorporated. From 1995 to 2003, Mr. McCollum held a number of senior positions at Tenneco, Inc., including Chief Financial Officer, and, from 1991 to 1995, served as an Audit and Advisory Partner in Arthur Andersen’s Energy Division, where he began his career. Mr. McCollum has served on the Board of Directors of Marathon Oil since December 2022, the Board of Directors of Seadrill Limited since February 2022 and previously served on the Board of Directors of Archrock, Inc. from 2002 to July 2018. He also currently serves on the Board of Trustees for Baylor College of Medicine, the Board of Directors for the Baylor St. Luke’s Medical Center joint venture and the Board of Directors of Yellowstone Academy. Mr. McCollum received a bachelor’s of Business Administration degree in Accounting from Baylor University in 1980 and is a CPA in Texas.

The Board has concluded that Mr. McCollum should serve as a director of the Company based primarily on his extensive experience in the oilfield services and energy industries and his broad background as a senior executive and in the field of financial accounting.

R. Bruce Northcutt (age 63). Mr. Northcutt has been a director since May 2013. Mr. Northcutt was a partner of Navitas Midstream Partners, LLC from November 2013 and the Chairman of the Board, Chief Executive Officer and President of its manager, Navitas Midstream Management, LLC, from May 2014 until Navitas’ acquisition by Enterprise Products Partners L.P. in February 2022. Mr. Northcutt was the President and Chief Executive Officer and a director of Copano Energy, L.L.C. until its acquisition by Kinder Morgan Energy Partners, L.P. in May 2013. Mr. Northcutt had also served as Copano’s President and Chief Operating Officer from April 2003 until November 2009. Mr. Northcutt served as President of El Paso Global Networks Company from November 2001 until April 2003, Managing Director of El Paso Global Networks Company from April 1999 until November 2001 and Vice President, Business Development of El Paso Gas Services Company from January 1998 until April 1999. From 1988 until 1998, Mr. Northcutt held positions with various levels of responsibility at El Paso Energy and its predecessor, Tenneco Energy, including supervision of pipeline supply and marketing as well as regulatory functions. He began his career with Tenneco Oil Exploration and Production in 1982, working in the areas of drilling and production engineering. Mr. Northcutt has served on the Board of Directors of Ball Ventures LLC since February 1, 2023. Mr. Northcutt holds a Bachelor of Science degree in Petroleum Engineering from Texas Tech University and is a Registered Professional Engineer on inactive status in the State of Texas.

The Board has concluded that Mr. Northcutt should serve as a director of the Company based primarily on his extensive experience in the energy industry and his experience as a chief executive officer.

Class III Directors

Albert Y. Chao (age 73). Mr. Chao has been our President since May 1996 and a director since June 2003. Mr. Chao became our Chief Executive Officer in July 2004. Mr. Chao has over 40 years of global experience in the chemical industry. In 1985, Mr. Chao assisted his father, T.T. Chao, and his brother, James Y. Chao, in founding Westlake, where he served as Executive Vice President until he succeeded James Y. Chao as President. He has held positions in the Controller’s Group of Mobil Oil Corporation, in the Technical Department of Hercules Incorporated, in the Plastics Group of Gulf Oil Corporation and has served as Assistant to the Chairman of China General Plastics Group and Deputy Managing Director of a plastics fabrication business in Singapore. Mr. Chao is a trustee emeritus of Rice University. He is the brother of James Y. Chao and Dorothy C. Jenkins, father of John T. Chao and Carolyn C. Sabat, and uncle of David T. Chao and Catherine T. Chao. Mr. Chao received a bachelor’s degree from Brandeis University and an M.B.A. from Columbia University.

The Board has concluded that Mr. Albert Chao should serve as a director of the Company based primarily on his long experience in the global chemicals and plastics industries and his lengthy tenure as a senior officer of the Company. Mr. Chao also brings important perspectives to our Board from his position as a member of the Chao family, which controls TTWF LP, our principal stockholder.

David T. Chao (age 46). Mr. Chao has been a director since January 2018. Mr. Chao is the Executive Chairman of Tanglewood Property Management Company, an affiliate of our principal stockholder, a position he has held since July 2017. From August 2013 to July 2017, Mr. Chao was the Company’s Vice President of Business Development for Asia and Middle East and from July 2011 to August 2013 he was the Company’s Director of Business Development for Asia and Middle East. Prior to joining Westlake, Mr. Chao was President and Director at PT Titan Petrokimia Nusantara, a petrochemical company based in Indonesia, from January 2008 to December 2010. He is the son of James Y. Chao, the nephew of Albert Y. Chao and Dorothy C. Jenkins, brother of Catherine T. Chao, and the cousin of John T. Chao and Carolyn C. Sabat. Mr. Chao received a bachelor’s degree in mechanical engineering from Rice University and an M.B.A. from the Wharton School of the University of Pennsylvania.

The Board has concluded that Mr. David Chao should serve as a director of the Company based primarily on his experience in the chemical industry and his position as a member of the Chao family, which controls TTWF LP, our principal stockholder.

Michael J. Graff (age 67). Mr. Graff has been a director since May 2013. Mr. Graff is Chairman, Chief Executive Officer and President of American Air Liquide Holdings, Inc., Executive Vice President of the Air Liquide Group and Chairman of Airgas. He leads the business operations for the Americas and Asia-Pacific regions of Air Liquide Group, is the global chairman of its electronics business line and supervises its global engineering, construction and capital expenditure activities. Mr. Graff joined Air Liquide as President and CEO of Air Liquide USA LLC in April 2007. In May 2009, Mr. Graff was named a Corporate Vice President of Air Liquide S.A. and a member of the Executive Committee of the Air Liquide Group with responsibilities for North America and Safety and Industrial Systems Worldwide. In September 2009, he took on additional responsibilities and was named President and CEO of American Air Liquide Holdings, Inc. In January 2010, Mr. Graff’s responsibilities were expanded to include all of Air Liquide’s operations in the Western hemisphere (Americas). In April 2012, Mr. Graff’s responsibilities were expanded to include oversight of Air Liquide’s electronic business worldwide and he was named Chairman of the Electronics World Business Line. In January 2013, Mr. Graff was named a Senior Vice Present of the Air Liquide Group and, in April 2013, he was named Chairman of American Air Liquide Holdings, Inc. In February 2017, Mr. Graff was named Executive Vice President of Air Liquide S.A. and Chairman of Airgas Inc. Prior to joining Air Liquide, Mr. Graff began his career with Amoco Corporation and then worked for BP plc, where he last served as President and Chief Executive Officer of BP Polymers Americas from 2001 to 2004. Mr. Graff served as a director of The Lubrizol Corporation from 2009 until it was acquired by Berkshire Hathaway Inc. in 2011. Mr. Graff serves as Vice Chairman and chair of the Finance, Audit and Membership Committee of the American Chemistry Council. He is also a principal of the American Energy Innovation Council, a member of the National Petroleum Council and a member the United States Investment Advisory Council, chairing the Committee on Competitiveness for the U.S. Department of Commerce. He is a member of the Greater Houston Partnership, a member of the Energy Forum of the Baker Institute at Rice University and serves on the Board of Trustees of the Illinois Institute of Technology, on the Engineering Advisory Council for Purdue University, on the Board of Directors of Junior Achievement of Southeast Houston, on the Board of Trustees for the George and Barbara Bush Foundation and on the Leadership Council for Houston Methodist Hospital. Mr. Graff holds an M.S. in Chemical Engineering from Purdue University, a B.S. in Chemical Engineering from the Illinois Institute of Technology, has studied business at the University of Chicago and has completed executive management programs at the Wharton School of the University of Pennsylvania, the University of Cambridge and the Stanford University Law School.

The Board has concluded that Mr. Graff should serve as a director of the Company based primarily on his extensive experience in the energy, chemicals and polymers industries and his experience as a chief executive officer.

NOMINEE FOR ELECTION AS CLASS III DIRECTOR

Carolyn C. Sabat (age 43). Ms. Sabat is a nominee for director. Ms. Sabat is the Managing Director – Investments for JADEC, LLC, an affiliate of our principal stockholder, a position she has held since June 2017. Ms. Sabat is also a Manager of Tanglewood Property Management Company, an affiliate of our principal stockholder, a position she has held since September 2017. Ms. Sabat began her career with The Goldman Sachs Group, Inc. in July 2001, eventually serving as Vice President for Asset Management and ending her tenure as Managing Director in May 2017. She is the daughter of Albert Y. Chao, the sister of John T. Chao, the niece of James Y. Chao and Dorothy C. Jenkins, and the cousin of David T. Chao and Catherine T. Chao. Ms. Sabat holds a bachelor’s degree in psychology from Princeton University.

The Board has concluded that Ms. Sabat should serve as a director of the Company based primarily on her financial and investment experience and her position as a member of the Chao family, which controls TTWF LP, our principal stockholder.

SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND MANAGEMENT

The following table lists information about the number of shares of common stock beneficially owned by each director, each nominee and each named executive officer listed in the summary compensation table included later in this Proxy Statement, and all of our directors and executive officers as a group. Shares of stock are “beneficially owned” by a person if the person directly or indirectly has or shares the power to vote or dispose of the shares, regardless of whether the person has any economic interest in the shares. A person also beneficially owns shares as to which the person has the right to acquire beneficial ownership within 60 days.

All information in the table is as of March 15, 2023 and is based upon information supplied by the directors and executive officers. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

	Amount and Nature of Beneficial Ownership of Common Stock(1)
Directors, Nominees and Named Executive Officers	Direct	Other		Percent of Class
M. Steven Bender	81,265	0		*
Albert Y. Chao	1,053,072	93,405,554	(2)	73.3%
Catherine T. Chao	2,000	93,405,554	(2)	72.5%
David T. Chao	9,702	93,405,554	(2)	72.5%
James Y. Chao	463,500	93,405,554	(2)	72.9%
John T. Chao	6,731	93,405,554	(2)	72.5%
L. Benjamin Ederington	122,566	0		*
Michael J. Graff	17,432	0		*
Marius A. Haas	9,049	0		*
Dorothy C. Jenkins	73,778	93,405,554	(2)	72.6%
Roger L. Kearns	81,276	0		*
Kimberly S. Lubel	7,943	0		*
Mark A. McCollum	5,946	0		*
R. Bruce Northcutt	17,473	0		*
Carolyn C. Sabat	0	93,405,554	(2)	72.5%
Jeffrey W. Sheets	9,049	0		*
All directors, executive officers, nominees, and named executive officers as a group (19 persons, including those listed above)	2,027,170	93,405,554	(2)	74.1%

*	Less than 1% of the outstanding shares of common stock.
(1)	None of the shares beneficially owned by our directors or executive officers are pledged as security.
(2)

TTWF LP, a Delaware limited partnership, holds 92,010,554 and TTWFGP LLC, a Delaware limited liability company and the general partner of TTWF LP, holds 1,395,000 of these 93,405,554 shares. Two trusts for the benefit of members of the Chao family, including James Y. Chao, Dorothy C. Jenkins, Albert Y. Chao, David T. Chao, John T. Chao, Catherine T. Chao and Carolyn C. Sabat, are the managers of TTWFGP LLC. The limited partners of TTWF LP are five trusts principally for the benefit of members of the Chao family, including Mss. Jenkins, Chao and Sabat and Messrs. Albert Chao, David Chao, James Chao and John Chao, and two corporations owned, indirectly or directly, by certain of these trusts and by other entities owned by members of the Chao family, including Mss. Jenkins, Chao and Sabat and Messrs. Albert Chao, David Chao, James Chao and John Chao. Ms. Jenkins, Mr. Albert Chao, Mr. James Chao, TTWF LP and TTWFGP LLC share voting and dispositive power with respect to the shares of our common stock beneficially owned by TTWF LP. Ms. Jenkins, Mr. Albert Chao, Mr. James Chao and TTWFGP LLC share voting and dispositive power with respect to the shares of our common stock beneficially owned by TTWFGP LLC. Mss. Jenkins, Chao and Sabat and Messrs. Albert Chao, David Chao, James Chao and John Chao disclaim beneficial ownership of the 93,405,554 shares of our common stock held by TTWF LP and TTWFGP LLC except to the extent of their respective pecuniary interest therein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth each person known to Westlake who is the beneficial owner of 5% or more of the outstanding shares of our common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
TTWF LP and TTWFGP LLC(1)	93,405,554	72.5%
2801 Post Oak Boulevard
Houston, Texas 77056

(1)

TTWF LP, a Delaware limited partnership, holds 92,010,554 and TTWFGP LLC, a Delaware limited liability company and the general partner of TTWF LP, holds 1,395,000 of these 93,405,554 shares. Two trusts for the benefit of members of the Chao family, including James Y. Chao, Dorothy C. Jenkins, Albert Y. Chao, David T. Chao, John T. Chao, Catherine T. Chao and Carolyn C. Sabat, are the managers of TTWFGP LLC. The limited partners of TTWF LP are five trusts principally for the benefit of members of the Chao family, including Mss. Jenkins, Chao and Sabat and Messrs. Albert Chao, David Chao, James Chao and John Chao, and two corporations owned, indirectly or directly, by certain of these trusts and by other entities owned by members of the Chao family, including Mss. Jenkins, Chao and Sabat and Messrs. Albert Chao, David Chao, James Chao and John Chao. TTWF LP has shared voting power and shared dispositive power over 92,010,554 shares of our common stock. TTWFGP LLC has shared voting power and shared dispositive power over 93,405,554 shares of our common stock. As of March 15, 2023, James Y. Chao had sole voting power and sole dispositive power over 463,500 shares of our common stock and shared voting power and shared dispositive power over 93,405,554 shares of our common stock. Dorothy C. Jenkins had sole voting power and sole dispositive power over 73,778 shares of our common stock and shared voting power and shared dispositive power over 93,405,554 shares of our common stock. Albert Y. Chao had sole voting power and sole dispositive power over 1,053,072 shares of our common stock and shared voting power and shared dispositive power over 93,405,554 shares of our common stock. Mss. Jenkins, Chao and Sabat and Messrs. Albert Chao, David Chao, James Chao and John Chao disclaim beneficial ownership of the 93,405,554 shares of our common stock held by TTWF LP and TTWFGP LLC except to the extent of their respective pecuniary interest therein.

COMPENSATION DISCUSSION AND ANALYSIS

A discussion and analysis of the Company’s executive compensation philosophy, objectives and underlying program is presented below. This discussion includes a review of the following:

•	Compensation Committee Oversight

•	External Advisors

•	The Deliberative Process

•	Compensation Philosophy and Program Objectives

•	Elements of the Program

•	Establishing Compensation Levels

•	Post-Employment Programs

•	Employment Agreements; Severance and Change-in-Control Arrangements

•	Deferred Compensation Programs

Compensation Committee Oversight

The Board of Directors has established a Compensation Committee (the “Committee”) to review and provide oversight of the compensation programs of the Company and the compensation of the Principal Executive Officer (the “PEO”), the other officers named in the Summary Compensation Table (together with the PEO, the “Named Executive Officers” or the “NEOs”) and other employees designated as executive officers of the Company (collectively, the “Executives”).

Since Westlake is considered to be controlled by its principal stockholder under New York Stock Exchange rules, all Committee members are not required to be independent as defined by the listing standards of the New York Stock Exchange. The Committee is currently composed of six independent board members, one of whom serves as the Committee’s chair. From January 2022 until May 2022, the Committee was composed of six independent board members and five non-independent members of the Board, one of whom is the PEO, one of whom is the Chairman of the Board, one of whom is the sister of the PEO and the Chairman of the Board, one of whom is the son of the PEO and the nephew of the Chairman of the Board, and the last of whom is the son of the Chairman of the Board and the nephew of the PEO. In May 2022, the Committee transitioned to all independent board members.

The Committee operates under the provisions of a charter and meets periodically throughout the year. The Committee’s duties include the following:

•

reviewing and approving the corporate goals and objectives relevant to the PEO’s compensation, evaluating the PEO’s performance in light of the goals and objectives and determining the PEO’s compensation level based upon the performance evaluation and other relevant factors;

•	reviewing and approving the PEO’s assessment of, and compensation recommendations for, the NEOs and other Executives;

•

administering and making recommendations to the Board with respect to the design of the Company’s incentive compensation plans, equity-based plans and other compensation and benefit plans and the issuance of stock and other awards under these plans;

•	reviewing and making recommendations to the Board with respect to the fees and other compensation received by directors and board committee members;

•	reviewing matters related to the succession plan for the PEO and other Executives;

•	reviewing and approving employment agreements for Executives and change-in-control protection offered to non-Executive employees of the Company, if any; and

•	producing a compensation committee report to be included in the annual proxy statement of the Company as required by applicable rules and regulations.

The Committee may delegate its authority to subcommittees consisting of one or more members as it deems appropriate. The Committee has delegated its administrative duties with respect to equity award administration and processing (excluding granting authority) under the 2013 Omnibus Incentive Plan to certain authorized officers of the Company.

External Advisors

To assist the Committee in respect of its oversight responsibilities, the Committee periodically utilizes the services of independent third-party compensation consultants to conduct compensation surveys and determine compensation trends, analyze and assess the Company’s compensation systems and programs, review current legal, accounting and administrative matters associated with executive compensation and offer opinions as to the effectiveness and competitiveness of the program. For 2022, the Committee directly engaged the services of Willis Towers Watson as a compensation consultant to advise the Committee on executive compensation matters. Willis Towers Watson assists the Committee by providing comparative market data on compensation programs and practices of peer competitors, the broader-based chemical industry and general industry. Willis Towers Watson also assists the Company with general compensation consultation regarding employees other than the NEOs. In 2022, the Company paid Willis Towers Watson approximately $165,000 for compensation advisory services and approximately $3 million for other services (primarily related to integration support for the Company’s acquisitions in 2021 and 2022 and administration of the Company’s legacy defined benefit retirement plans). The decision to engage Willis Towers Watson for the non-executive compensation services was determined by management and approved or ratified by the Committee. In February 2023, the Committee assessed whether the work of Willis Towers Watson for the Company during 2022 raised any conflict of interest and concluded that no conflict of interest exists.

The Deliberative Process

In establishing targeted levels of executive compensation, the Committee has selected a set of peer group companies (the “Peer Group”) from among companies of relative comparable size to the Company, with executive positions of similar scope and responsibility, and from among companies with which the Company may compete for executive talent. With the assistance of Willis Towers Watson, the Committee reviews the Peer Group on a regular basis. To validate current peers and identify potential new peer companies, Willis Towers Watson conducts a comprehensive review using both objective and qualitative criteria that the Committee deems to be appropriate, including recent developments with current peer companies (e.g., merger and acquisition activity and changes in financial performance), revenues (typically using a market competitive range of 0.5x to 2x the Company’s revenue in determining size-relevant peers), industry classification, market capitalization and other financial data, peers of peers analysis, business and product portfolios, peers as identified by proxy advisory firms such as ISS and Glass Lewis, and business and labor market competitors.

Traditionally, peer companies have been selected from the chemical industry, but as the Company has continued to grow, it has become increasingly difficult for Willis Towers Watson to find a sufficient number of chemical companies of a comparable size to the Company to recommend what it considers a statistically-appropriate set of peer companies. Furthermore, due to strategic acquisitions and organic growth, the Company’s building and infrastructure products have grown as a proportion of its overall revenues. As a result, in November 2021, Willis Towers Watson recommended, and the Committee agreed, to select peer companies from both the chemical and building products industries. The following companies make up the Peer Group as adopted by the Committee in 2022:

Builders FirstSource, Inc.	Huntsman Corporation
Celanese Corporation	Masco Corporation
Corteva, Inc.	The Mosaic Company
The Chemours Company	Olin Corporation
DuPont de Nemours, Inc.	Owens Corning
Eastman Chemical Company	PPG Industries, Inc.
Fortune Brands Home & Security, Inc.	RPM International Inc.

As recommended by Willis Towers Watson, the 2022 selected Peer Group reflects no changes from the previous year. The Committee will continue to make changes in the Peer Group as warranted to reflect changes in the size, business profile and publicly-listed status of the companies to help ensure that companies comparable in size and business profile are included and continue to be appropriate for the compensation decision-making process.

In addition to referring to the Peer Group, Willis Towers Watson utilizes survey data from its proprietary compensation databases, including, but not limited to, the Willis Towers Watson CDB Executive Survey, and other relevant market information. These surveys compare the compensation of executives at numerous companies to similar positions as the NEOs (the “Market Survey”). The Market Survey is used in conjunction with the Peer Group data (collectively, the “Reference Points”) to help validate the market findings and more specifically establish market compensation rates for positions with limited Peer Group data and/or for positions that are not industry-specific and for which the Company would need to recruit on a broader basis (for instance, Chief Financial Officer). Finally, in establishing the target executive compensation, the Committee takes a total compensation view to include base pay, cash bonuses and long-term incentives, so that as long as the composite total compensation of an NEO is competitive with the Reference Points, individual components may fall below or above the median of the Reference Points. In conducting its surveys for the Reference Points, Willis Towers Watson reports directly to the Committee on each component and on a composite total compensation basis.

The Committee meets annually in February to address the compensation of the PEO, other NEOs and other Executives. During this meeting, the Committee reviews the achievement of the Company’s goals and objectives, including the Company’s Economic Value Added (defined as the net operating profit after taxes in relation to capital employed) and performance relative to its competitors within the chemical and building products industries, including those competitors within the Peer Group, the Reference Points and other relevant factors established by the Committee. During this deliberation, the PEO is excused from the meeting to allow the other members of the Committee to deliberate independently regarding his compensation. During this annual review meeting, the PEO also presents his recommendations to the Committee regarding the compensation to be provided to the other NEOs and other Executives. The PEO and the Committee, after considering data from the Reference Points and other relevant factors, set the compensation for these Executives.

Compensation Philosophy and Program Objectives

The Company has designed and maintains a comprehensive executive compensation program as a means of:

•	attracting, rewarding and retaining top executive talent in support of the Company’s vision, mission and objectives;

•	maintaining market competitiveness with the Company’s peer group compensation programs and practices;

•	encouraging and rewarding the achievement of specific individual, business segment and corporate goals and objectives;

•

placing a significant portion of total compensation at risk through variable pay components, including upside potential where targeted objectives are exceeded, to promote management action to create added stockholder value;

•	aligning management interests with the interests of the stockholders; and

•	balancing short-term objectives with long-term strategic initiatives.

Elements of the Program

The Company’s executive compensation program contains a combination of both short-term and long-term elements designed to reward and encourage near-term goal accomplishment as well as to reward and encourage long-term strategic thinking and actions that benefit the Company and its stockholders by aligning executive pay to performance. These combined elements, in tandem with employee benefits and a limited number of perquisites, form the basis of Westlake’s total compensation system. These elements have been chosen as the compensation components designed to allow the Company to adhere to the above stated compensation philosophy and program objectives which include remaining “market competitive” with its peers in the chemical and building products industries and the broader market for executive talent. Each element has been allocated in the total compensation package in an attempt to find a balance between short-term and long-term rewards as well as cash and non-cash forms of payment. Further, the total compensation program seeks to place a significant amount of pay “at risk” through the use of variable pay elements to align pay with performance. The mix of base salary and performance-based compensation (inclusive of annual bonus and long-term equity incentive compensation) is represented in the charts below. The Committee has determined that based on the Reference Points and their broad corporate-wide responsibilities, the PEO and the Chairman, as compared with other NEOs, should receive a higher portion of their total compensation from “at risk” components given their ability to influence Company performance and the desire of the Committee to further incentivize the PEO’s and the Chairman’s ongoing efforts to create value for the stockholders. The relative difference in pay between the PEO and the Chairman primarily reflects the difference in job scope and responsibility between the two positions and is further validated by the Reference Points data, which show that the PEO is typically the highest paid position. The relationship in pay among the other NEOs is driven by variation in job scope and level of responsibility, the Reference Points data, individual performance, internal equity and other factors as determined by the Committee as appropriate.

Prior Votes on Executive Compensation

In approving the 2022 compensation of the NEOs, the Committee considered the results of the advisory vote on executive compensation (the “say-on-pay proposals”) at the 2017 and 2020 annual meetings of stockholders, at which a substantial majority of the votes cast on the say-on-pay proposals were voted in favor of the proposals. The Committee did not change its executive compensation approach based on the votes. The Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the NEOs. At the 2017 annual meeting, a substantial majority of the votes cast on the advisory vote on the frequency of the say-on-pay proposal were voted in favor of holding that vote every three years.

Establishing Compensation Levels

On an annual basis as the Committee meets to set the target compensation for the PEO, other NEOs and other Executives, the Committee considers the responsibility and scope of the individual job assignments as well as the Executive’s job performance and achievements measured against a variety of goals and objectives. As a first step, the PEO provides his evaluation of each Executive based upon the achievement of goals and objectives unique to a business segment or a corporate assignment and an assessment of the Executive’s individual contribution and effort and a variety of managerial success factors. Next, the Committee may make its own assessment of each Executive based upon the interaction Committee members have had with the Executive throughout the year. Lastly, once the Committee considers all of these factors in tandem with the Reference Points, the Committee establishes the compensation target for each element of the total compensation program.

Base Pay—This element is the principal cash compensation component of the Company’s program and is designed to provide the Executive with a market-competitive minimum level of compensation. In setting base pay rates for 2022, the Committee considered the Reference Points, the scope and range of responsibility, accountability and business impact of the position as well as current economic conditions to aid it in evaluating and matching the positions with the market and setting fair-market competitive base pay targets. In setting base pay rates for Executives, the Committee has determined that, based on the advice of its independent consultant, Willis Towers Watson, the base pay of the Executives can generally be considered as competitive if targeted to be within 90% to 110% of the 50th percentile of the market depending on the performance of the individual Executive, the magnitude of adjustments deemed necessary by the Committee to ensure retention of the Executive and the performance of the Company. The Committee also recognizes that market pricing is an inexact science and that base pay above or below that range may be required to meet market demand or to recognize individual performance or experience levels. The Committee does not set a specific fixed target percentage for any of the NEOs but generally works to set the base pay of each NEO to be within the range at its discretion based upon market and performance factors. Base pay is evaluated on an annual basis using then current market information, and the Committee may authorize an adjustment to:

•	ensure that the Executive’s current base pay is within the acceptable target level as determined by the Committee;

•	ensure internal equity;

•	recognize individual performance and contributions; or

•	recognize changes in responsibility or the scope of the Executive’s position.

For additional information on the salaries paid to the PEO and the other NEOs during 2022, see “Executive Compensation—2022 Summary Compensation Table.” In February 2023, the Committee elected to set the base salaries for the NEOs as follows: $1,263,000 for Mr. Albert Chao, $989,000 for Mr. James Chao, $730,000 for Mr. Bender, $635,000 for Mr. Ederington and $800,000 for Mr. Kearns. The salaries of Mr. Albert Chao, Mr. James Chao, Mr. Bender, Mr. Ederington and Mr. Kearns were increased from $1,219,500, $956,000, $700,000, $610,000 and $750,000, respectively, after consideration of the Reference Points.

Cash Incentive Plans/Bonuses—For 2022, the PEO, other NEOs and other Executives were eligible to be considered to receive payments under the Company’s Annual Incentive Plan (“AIP”) and Quarterly Incentive Plan (“QIP”). The AIP is designed to conform to the provisions of the 2013 Omnibus Incentive Plan. The Committee administers the AIP with respect to the Executives, and the PEO (or any other Executive to whom the PEO may delegate such authority) administers the AIP with respect to other participants. The bonus potential of the AIP and QIP plans has been designed to serve as a significant incentive for continuous improvement and to provide cash compensation opportunities that are competitive within the market with an emphasis on the Company’s peers within the chemical and building products industries.

AIP. Under the terms of the AIP, a target bonus percentage is established by the Committee for the PEO, other NEOs and other Executives generally ranging from 35% to 135% of base pay (as of the end of the previous year) depending on the position, level and range of responsibility of the employee. In establishing the target bonus, the Committee reviews the Reference Points with respect to the PEO and the PEO’s recommendations and the Reference Points with respect to the other NEOs. The Committee set the AIP target bonuses for 2022 and 2023 as follows (as a percentage of base pay):

	2022	2023
Mr. Albert Chao	135%	135%
Mr. James Chao	105%	105%
Mr. Bender	85%	85%
Mr. Ederington	75%	75%
Mr. Kearns	90%	90%

Each year, in determining the bonuses to be awarded under the AIP, the Committee considers the performance of the Company, as well as the contributions of the individual NEOs and seeks to reward and encourage strategic thinking and actions that benefit the Company and its stockholders in the long-term.

The Committee approves threshold performance goals for (1) Total Shareholder Return (“TSR”), (2) Return on Capital and (3) Budgeted Selling, General and Administrative Expenses (“Budgeted SG&A”), each as described below. No bonus payment is authorized under the AIP unless one of the threshold performance goals established by the Committee for the performance period is satisfied. For 2022, the Committee approved the following threshold metrics for the AIP, any one of which must have been met in order to authorize bonus payments under the AIP for 2022:

1.

TSR—the Company’s TSR relative to the Peer Group must be within the top two-thirds. For this purpose, TSR is defined as: (A) the average of the daily average stock price for the 90-day period ended on December 31, 2022, minus the average of the daily average stock price for the 90-day period ended on December 31, 2021, plus dividends paid, divided by (B) the average of the daily average stock price for the 90-day period ended on December 31, 2021.

2.

Return on Capital—Return on Capital must be equal to or greater than 33% of Westlake’s weighted average cost of capital. For this purpose, “Return on Capital” is defined as net operating profit after tax of the Company on a consolidated basis, divided by capital employed.

3.

Budgeted SG&A—the selling, general and administrative expenses (“SG&A”) for 2022 must be equal to or less than $806.4 million (which, at the time the budget was set in 2021, did not include the SG&A from the businesses subsequently acquired in 2022).

In February 2023, the Committee reviewed the results of the Company with respect to these performance goals and certified that all of these goals had been met for 2022, as follows:

1.	The Company’s TSR was 4.6%, which relative to the Peer Group was determined to be within the top quarter.

2.	The Company’s Return on Capital employed was 20.2%, which was greater than 33% of the weighted average cost of capital.

3.	Excluding the recent acquisitions that were closed in 2022, SG&A expenses for 2022 were approximately $726 million.

In February 2023, the Committee approved a set of threshold performance goals substantially similar to those used for the 2022 AIP plan year, any one of which must be met in order to authorize bonus payments for the 2023 AIP plan year.

After it is determined that at least one of the three threshold performance measures has been met, the Committee’s determination as to the amount of bonus awarded is significantly influenced by the Economic Value Added (defined as the net operating profit after taxes in relation to capital employed) (the “EVA”) generated by the Company, adjusted as appropriate to reflect nonoperating impacts including, but not limited to, certain amortization expenses, impairment and restructuring costs, acquisition-related integration and transaction costs, non-controlling interests, and other items as deemed appropriate by the Committee. The established performance target for purposes of determining the bonus multiple that factors into final AIP bonus calculations is the EVA required to provide a return equal to the Company’s weighted average cost of capital, which generally has been 8.75%. The schedule below shows how achievement against the performance target (the EVA rate of return) impacts the EVA bonus multiple.

Return Rate	EVA Bonus Multiple
0.00% - 8.75%	0X -1X
8.75% - 13.13%	>1X – 2X
13.13% - 21.88%	>2X -3X

The return rate for 2022 was 20.2%, which resulted in an EVA bonus multiple of 2.8X.

For each individual AIP participant, the EVA bonus multiple is then adjusted between 80% and 120% based on individual performance factors, including goal attainment, personal contribution and effort and various managerial success factors. The EVA bonus multiple, as adjusted for individual performance, is the final bonus multiple for each NEO’s final declared bonus for 2022.

In order to moderate the cyclical nature of the industries in which the Company operates, the Committee utilizes a “banking” approach that averages the EVA over several years by carrying two-thirds of each NEO’s bonus multiple forward to the next year. Each NEO’s final bonus payment for the current plan year consists of one-third of the sum of their carried over bonus multiples from prior years and the final declared bonus for the current year.

The Committee then reviewed the EVA of the various business units, segments, and Westlake as a whole, taking into account the cyclical nature of our business and current market conditions, as well as the contributions and performance of the PEO and each of the other NEOs during 2022 and awarded bonus payments under the AIP to the PEO and each of the other NEOs. Mr. Albert Chao was awarded a final bonus payment equal to 249% of his target bonus and Mr. James Chao was awarded a bonus payment equal to 249% of his target bonus, in each case based on their leadership in achieving record financial performance in 2022, several strategic initiatives, including the successful integrations of the businesses acquired in 2021 and 2022, which significantly expanded and diversified the Company, and the focus on safe and efficient operations. The Committee awarded Mr. Bender a final bonus payment equal to 260% of his target bonus in consideration of the performance of the business and his leadership role in implementing effective cost controls, maintaining a strong balance sheet and the successful integrations. The Committee awarded Mr. Ederington a final bonus payment equal to 257% of his target bonus based upon the financial and operational performance of the Company and his leadership role in the successful integrations of the acquired businesses. The Committee awarded Mr. Kearns a final bonus payment equal to 237% of his target bonus based upon the financial and operational performance of the Company and various strategic initiatives to improve the same, including the successful integrations. The cash bonus payments are typically made in March of each year.

QIP. The QIP is a short-term cash incentive designed for the general employee population, including the NEOs and the other Executives, and is paid to all eligible employees on a quarterly basis. The Company operates more than one hundred quarterly incentive plans, each having individual targets designed to encourage the achievement of short-term operating goals for the respective functional group or operational unit. For example, the targets in 2022 for an operating unit under either the Performance and Essential Materials or the Housing and Infrastructure Products segment included a variety of operational and commercial goals, including production and sales volumes, raw material usage and yields, as well as goals to limit or reduce safety and environmental incidents and to improve product quality. Employees may participate in one or more quarterly incentive plan, depending on the role they perform for the Company. The QIP award for the NEOs was based upon a weighted average of each of the operational and plant level quarterly incentive plans, as well as management of SG&A expenses. The NEOs are subject to the same metrics that apply to the general employee population, which include safety, environmental, operating efficiency and cost/profitability metrics. All of the goals are established and weighted by management and approved by the PEO at the beginning of each year or when executive responsibilities change, and are measured each quarter to determine the level of goal achievement and the payment amount. Although the QIP results are measured and a payment is received each quarter, the QIP provides for a make-up provision at the end of the year so that if certain targets were not met in the previous quarters, but were met at the end of the year, the participants will be eligible to receive a make-up payment for having achieved the targets for the full year.

The goal-setting process includes the establishment of targets that seek to foster continuous improvement in all aspects of the Company’s operations and in any given year to focus on the most important elements facing the operations at the time. The targeted quarterly payment under these plans for 2022 for each of the NEOs was 8% of quarterly eligible earnings. These target percentages reflect similar percentages for almost all similarly situated employees at Westlake. Payment is based upon the rate of actual goal achievement: in other words, if 60% of the quarterly targets were met, then 60% times 8% would be paid, or 4.8%. In all cases, however, the final payment is subject to the Company meeting a return on capital employed (“ROCE”) target which is specific to the QIP and is established by the PEO at his discretion at the beginning of each Plan Year. The QIP ROCE target for 2022 was 5.25%. In the event the ROCE target is met, 100% of the QIP payment will be authorized, subject to the achievement of the actual goals. If the ROCE target is not met but is above 0%, then a prorated QIP payment will be authorized, subject to the achievement of the actual goals. If the ROCE target is 0% or below, a payment of 25% of the QIP will be authorized, subject to the achievement of the actual goals. ROCE was equal to 20.2% and no adjustments as a result of ROCE were made because results exceeded the 5.25% threshold. The full year results of the QIP for 2022 for the NEOs is noted below:

	Target Achievement	Adjustments made as a result of ROCE	Payout
Mr. Albert Chao	71.7%	None	$69,146
Mr. James Chao	71.7%	None	$51,458
Mr. Bender	71.7%	None	$39,295
Mr. Ederington	71.7%	None	$34,180
Mr. Kearns	71.7%	None	$42,009

Long-Term Incentives (“LTI”)—A long-term stock-based incentive program has been adopted by the Board of Directors to foster a long-term view of the business, assist in retaining and rewarding Executives for their efforts and achievements and provide management with an ownership interest in the Company to help to further align their actions with the interests of the stockholders. Under the terms of the 2013 Omnibus Incentive Plan, the Company may grant Executives a variety of stock-based and cash-based compensation awards. In determining the targeted LTI award, the Committee utilizes the same deliberative process as earlier described for base pay and cash incentives. The Committee reviews the Reference Points and recommendations from Willis Towers Watson and the PEO, then sets an LTI target for each of the NEOs, which is a percentage of base pay based upon each NEO’s base pay as of the previous year end. As with other elements of the Company’s compensation program, the size of these awards is based upon the level and scope of the Executive’s job, the performance of the individual and competitive market forces. The Committee determined that to be competitive with relevant companies set forth in the Reference Points, the LTI targets for the PEO and other NEOs should be no less than 80% and no higher than 110% of the market 50th percentile for long-term incentives for similarly situated executives at companies set forth in the Reference Points. For more information on LTI awards granted to the NEOs in 2022, please see “Executive Compensation—2022 Grants of Plan- Based Awards.” After reviewing the Reference Points at meetings in February 2022 and 2023, the Committee set the LTI targets for Messrs. Albert Chao, James Chao, Bender, Ederington and Kearns as outlined below.

The LTI targets (each as a percentage of base pay for an NEO) set for the PEO and the other NEOs by the Committee for 2022 and 2023 are as follows:

	2022	2023
Mr. Albert Chao	500%	500%
Mr. James Chao	400%	400%
Mr. Bender	240%	250%
Mr. Ederington	230%	230%
Mr. Kearns	250%	280%

Changes in the LTI targets for Messrs. Bender and Kearns were made in consideration of the Reference Points data with respect to comparable positions.

The Committee granted the LTI awards using three separate components, each comprising one-third of the value of the overall award:

•	non-qualified stock options;

•	restricted stock units; and

•	performance stock unit awards.

The Committee, after consultation with management and Willis Towers Watson, has chosen this program to recognize the unique characteristic of each award type. While all three types of awards provide Executives with an incentive to help grow the value of the Company and the corresponding value of the stock, options may experience more volatility over the term of the award, and the Executives may receive no compensation if the price of the Company’s shares never exceeds the exercise price of the options following vesting of the options. On the other hand, restricted stock unit awards put direct shares into the hands of management and give them a more direct line of sight to the potential value they might realize. In addition, the performance stock unit award is designed to provide added incentive based on the achievement of a performance target. The Committee believes the equal split of awards of stock options, restricted stock units and performance-based awards provides an overall balanced award.

Non-Qualified Stock Options—Under the provisions of the 2013 Omnibus Incentive Plan, the Company may grant non-qualified stock options to executive and senior management personnel. The Board of Directors typically grants these awards annually during the first quarter of the year in conjunction with the first Board of Directors meeting of the year. The grant price for these awards is based upon the mean of the high and low market price for shares of the Company’s common stock on the date of the award as approved by the Board of Directors. All annual stock options granted by the Board of Directors to date have had a 10-year term with a three-year ratable vesting period. The Company has not made any post-award adjustments in grant dates or grant prices.

Restricted Stock Units—As with stock options, the Board of Directors typically grants awards of restricted stock units annually during the first quarter of the year in conjunction with the first Board of Directors meeting of the year. Each restricted stock unit award granted by the Board of Directors represents a contingent right to one share of Westlake’s common stock and is scheduled to vest 100% at the end of a three-year period. In addition, in recognition of the acquisition of the epoxy business from Hexion Inc., and to ensure executive retention through the integration work required, in February 2022, Mr. Bender, Mr. Ederington and Mr. Kearns were each awarded special restricted stock unit awards of $1,000,000, which will vest in three years.

Performance Stock Unit Awards—The performance stock unit awards granted in February 2022 are subject to a three-year performance period beginning on January 1, 2022 and ending on December 31, 2024. The amount of performance stock units received will be based upon either the Company’s total shareholder return compared with the total shareholder return of the Peer Group for 2022 (“Relative TSR”) (threshold performance requires a relative total shareholder return rank of at least the 33rd percentile; target performance requires a rank of at least the 50th percentile; and maximum performance requires a rank of at least the 75th percentile) or the Company’s economic value added (“EVA”) (threshold performance requires an average EVA multiple of at least 0.5X; target performance requires an average EVA multiple of at least 1X; and maximum performance requires an average EVA multiple of at least 2X; with the EVA multiple being calculated in the same manner as described in “Cash Incentives Plans/Bonuses – AIP”), whichever measure results in the greater payout.

	Threshold Performance	Target Performance	Maximum Performance
Payment Rate	25% of target value	100% of target value	200% of target value
Performance Rate (Relative TSR)	33.3rd percentile	50th percentile	75th percentile
Performance Rate (EVA)	at least 0.5X	at least 1X *	at least 2X

*	“X” equals a return equivalent to the cost of capital; see “Cash Incentive Plans/Bonuses – AIP.”

If at least the threshold performance is attained, the performance awards will be paid after the Committee determines the performance level.

The performance stock unit awards that were granted in February 2020, for the plan period January 1, 2020 through December 31, 2022, achieved a payout of 200%, based on an average three-year EVA achievement of 2.3X, which was greater than the maximum performance rate.

Stock Ownership, Pledging and Anti-Hedging Policy—In an effort to further align the interests of the Executives and stockholders, the Committee has adopted a policy applicable to the PEO, each other NEO and other key Executives, as well as directors, which, through August 31, 2022, required each such persons to retain 50%, and, from September 1, 2022, to retain 100%, of any vested restricted stock and shares of common stock of the Company acquired through the vesting of restricted stock awards, restricted stock unit awards and performance stock unit awards, net of shares used to pay applicable taxes, until the total value reaches six times the annual base salary for Messrs. Albert Chao and James Chao, three times the annual base salary for certain other officers (including Messrs. Bender, Ederington and Kearns), one times the annual base salary of other executives, and five times the annual cash retainer for directors, or until his or her employment or service, as the case may be, with the Company terminates. This policy also prohibits our directors and executives from shorting or hedging, or buying puts and calls with respect to, our securities, or entering into similar arrangements and requires directors and executives to provide notice prior to pledging our securities. None of our directors or executives currently pledges any of our securities. Equity awards to Executives, any shares of common stock issued under equity awards and any profits realized on the sale of such shares are subject to potential clawback or recoupment.

Perquisites —All executives were eligible for a Company-paid annual physical examination during 2022, which is provided as a means to promote personal health and wellness.

Post-Employment Programs—Executives are eligible for participation in the same retirement and post-retirement benefit programs as all employees within their respective business units. The Company does not provide any supplemental executive retirement or pension benefit for which these executives are eligible. The Company’s primary retirement benefit is the Westlake Savings Plan, a 401(k) defined contribution plan, and participating employees, including Executives, are eligible for a matching contribution from the Company based upon the plan provisions. Additionally, the Company provides an annual contribution to the plan for eligible employees and Executives equal to 8% of their annualized base pay in 2022 and 2023 up to the IRS limits ($305,000 for 2022 and $330,000 for 2023).

Employment Agreements; Severance and Change-in-Control Arrangements—The Company does not have employment agreements with any of the NEOs; however, each Executive, including each of the NEOs, is typically provided an offer letter of employment containing the principal elements of the employment arrangement, including compensation. None of these offer letters currently contains a provision for payments upon a change in control.

Deferred Compensation Programs—The Company has no deferred compensation programs for which the Executives are eligible to participate except for the standard provisions of the Company’s 401(k) plan and provisions of Section 125 of the Internal Revenue Code whereby salary is reduced for taxation since the 401(k) contributions are made by employees on a pre-tax basis, thereby reducing their salary and taxable income.

REPORT OF THE COMPENSATION COMMITTEE

The following report has been submitted by the Compensation Committee of the Board of Directors:

The Compensation Committee of the Board of Directors has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for its 2023 annual meeting of stockholders, which is incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, each as filed with the Securities and Exchange Commission.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

MEMBERS OF THE COMPENSATION COMMITTEE
R. Bruce Northcutt, Chairman Michael J. Graff Marius A. Haas Kimberly S. Lubel Mark A. McCollum Jeffrey W. Sheets

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Graff, Haas, McCollum, Northcutt and Sheets and Ms. Lubel (i.e., all of the independent members of the Board of Directors) are currently members of the Compensation Committee. Under the corporate governance rules of the New York Stock Exchange, we are considered to be controlled by TTWF LP, so we are eligible for, and, in the past, have elected to take advantage of, the exemption from the provisions of those rules requiring a compensation committee composed entirely of independent directors. Messrs. Albert Chao, David Chao, James Chao and John Chao and Ms. Jenkins are not “independent” as defined by the listing standards of the New York Stock Exchange and served as members of the Compensation Committee until May 2022.

Mr. Albert Chao has been our President since May 1996, a director since June 2003 and became our Chief Executive Officer in July 2004. Mr. David Chao has been a director since January 2018 and, from August 2013 to July 2017, was our Vice President of Business Development for Asia and Middle East and, from July 2011 to August 2013, he was the Company’s Director of Business Development for Asia and Middle East. Mr. James Chao has been our Chairman of the Board since July 2004 and, from May 1996 to July 2004, served as our Vice Chairman. Mr. John Chao has been a director since August 2018 and was appointed Vice President and Managing Director of Westlake Innovations, Inc. (one of our subsidiaries) in March 2021. Ms. Dorothy C. Jenkins has been a director since June 2003 and is the sister of Messrs. James Chao and Albert Chao and aunt of Messrs. David Chao and John Chao.

The office space for our principal executive offices in Houston, Texas is leased, at market rates, by an affiliate of TTWF LP, our principal stockholder. The limited partners of TTWF LP are five trusts principally for the benefit of members of the Chao family, including Mss. Jenkins, Chao and Sabat and Messrs. Albert Chao, David Chao, James Chao and John Chao. Additionally, the Company and/or its affiliates purchase and lease various products from American Air Liquide Holdings, Inc. (including Airgas, Inc. and its subsidiaries), of which Mr. Graff serves as Chairman and Chief Executive Officer. Please see “Certain Relationships and Related Party Transactions” elsewhere in this proxy statement.

DELINQUENT SECTION 16(a) REPORTS

Based solely on a review of the copies of reports furnished to us during the year ended December 31, 2022 and written representations from our officers and directors, we believe all stock transaction reports required to be filed with the

SEC under Section 16(a) of the Securities Exchange Act of 1934 in 2022 were timely filed by all directors, officers and beneficial owners of more than 10% of our common stock, with the exception that a Form 4 for Mr. John Chao related to awards granted to him in February 2022 was filed late.

EXECUTIVE COMPENSATION

The following tables provide information regarding the compensation awarded to or earned during 2022 and, to the extent applicable, prior years, by the NEOs.

2022 Summary Compensation Table

					Non-Equity
			Stock	Option	Incentive Plan	All Other
Name and		Salary(1)	Awards(2)	Awards(3)	Compensation(4)	Compensation(5)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)
Albert Chao	2022	1,207,396	4,610,575	1,943,071	4,169,146	312,152	12,242,340
President and Chief	2021	1,162,577	3,942,425	1,714,275	3,375,489	206,641	10,401,407
Executive Officer	2020	1,144,000	3,924,557	1,714,282	4,045,121	99,724	10,927,684

James Chao	2022	900,154	2,256,629	951,034	2,551,458	223,645	6,882,920
Chairman	2021	711,308	2,144,256	932,408	1,676,575	163,953	5,628,500
	2020	735,833	2,806,839	1,218,773	2,519,643	84,178	7,365,266

M. Steven Bender	2022	686,385	2,215,440	512,280	1,584,295	112,383	5,110,783
Executive Vice President and	2021	638,730	1,356,153	480,986	1,121,910	80,897	3,678,676
Chief Financial Officer	2020	628,030	1,102,858	470,523	1,252,827	53,518	3,507,756

L. Benjamin Ederington	2022	597,077	2,006,789	424,323	1,208,180	95,532	4,331,901
Executive Vice President, General	2021	551,905	1,123,251	379,727	889,361	71,817	3,016,061
Counsel, Chief Administrative	2020	543,000	1,344,924	361,632	967,940	49,895	3,267,391
Officer & Corporate Secretary

Roger L. Kearns	2022	733,846	2,343,273	566,106	1,645,009	111,909	5,400,143
Chief Operating Officer and	2021	677,889	1,088,562	473,331	1,083,973	72,169	3,395,924
Executive Vice President,	2020	618,000	1,781,107	463,039	566,437	52,540	3,481,123
Performance and Essential Materials

(1)	See “Compensation Discussion and Analysis—Establishing Compensation Levels—Base Pay” for more information on base salary.
(2)

For 2020, these amounts represent the grant date fair values of restricted stock units issued in lieu of a base salary increase, restricted stock unit awards, and performance stock unit awards granted to our named executive officers. For 2021, these amounts represent the grant date fair values of restricted stock unit awards and performance stock unit awards granted to our named executive officers. For 2022, these amounts represent the grant date fair values of restricted stock unit awards and performance stock unit awards granted to our named executive officers, as follows: $1,943,088 and $2,667,487, respectively, for Mr. Albert Chao; $951,002 and $1,305,628, respectively, for Mr. James Chao; $512,261 and $703,201, respectively, for Mr. Bender; $424,361 and $582,449, respectively, for Mr. Ederington; and $566,103 and $777,191, respectively, for Mr. Kearns. The performance stock unit awards granted to our named executive officers have a maximum payout potential of two times the target or $3,897,852 for Mr. Albert Chao, $1,907,841 for Mr. James Chao, $1,027,549 for Mr. Bender, $851,100 for Mr. Ederington and $1,135,666 for Mr. Kearns, plus the payment of dividend equivalents earned during the performance period. For 2022, the amounts also include the grant date fair value of restricted stock unit awards of $999,979 each for Messrs. Bender, Ederington and Kearns. All grant date fair values of these awards are calculated in accordance with FASB ASC Topic 718. For a discussion of the related valuation assumptions for the restricted stock unit awards and performance stock unit awards, please see Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

(3)

These amounts represent the grant date fair value of stock option awards granted to our named executive officers in the applicable year, calculated in accordance with FASB ASC Topic 718. For a discussion of the related valuation assumptions for the stock option awards, please see Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

(4)

For 2020, 2021 and 2022, the amounts represent the sum of (A) the QIP incentive bonus earned in the applicable year and (B) the AIP annual cash incentive earned in the applicable year. For 2020, it also included an amount earned in 2020 with respect to the long-term cash performance award granted in February 2018. The amounts of the QIP annual cash incentives earned for 2022 were $69,146 for Mr. Albert Chao, $51,458 for Mr. James Chao, $39,295 for Mr. Bender, $34,180 for Mr. Ederington and $42,009 for Mr. Kearns. The amounts of the AIP annual cash incentives earned for 2022 were $4,100,000 for Mr. Albert Chao, $2,500,000 for Mr. James Chao, $1,545,000 for Mr. Bender, $1,174,000 for Mr. Ederington and $1,603,000 for Mr. Kearns.

(5)	The amounts include the following in 2022:

	Westlake Matching Contributions to 401(k) Savings Plan and Additional Contributions of 8% of Annualized Base Pay (Up to $305,000 In 2022)	Term Life Insurance Premiums	Other Compensation(a)	Cash Dividends on Unvested Restricted Stock, Dividend Equivalents on Unvested Restricted Stock Units and Dividend Equivalents on Vested Performance Stock Units
Albert Chao	$35,400	$750	—	$267,002
James Chao	$35,400	$750	—	$187,495
M. Steven Bender	$35,400	$1,125	$338	$75,520
L. Benjamin Ederington	$35,400	$1,500	—	$58,632
Roger L. Kearns	$35,400	$1,125	$1,000	$74,384

(a)	Includes an employer reimbursement for fitness programs in the amount of $338 for Mr. Bender and an employer contribution to an HSA in the amount of $1,000 for Mr. Kearns.

2022 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options(2) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Albert Chao	2/18/2022	—	—		—	—	—	—	17,972	(4)	—	—	1,943,088
	2/18/2022	—	—		—	—	—	—	—		56,819	108.12	1,943,071
		—	—		—	487,232	1,948,926	3,897,852	—		—	—	1,948,926
		—	1,646,345	(6)	—	—	—	—	—		—	—	—
		—	97,561	(7)	—	—	—	—	—		—	—	—
James Chao	2/18/2022	—	—		—	—	—	—	8,796	(4)	—	—	951,002
	2/18/2022	—	—		—	—	—	—	—		27,810	108.12	951,034
		—	—		—	238,480	953,921	1,907,841	—		—	—	953,921
		—	1,003,800	(8)	—	—	—	—	—		—	—	—
		—	76,480	(9)	—	—	—	—	—		—	—	—

M. Steven Bender	2/18/2022	—	—		—	—	—	—	4,738	(4)	—	—	512,261
	2/18/2022	—	—		—	—	—	—	9,249	(5)	—	—	999,979
	2/18/2022	—	—		—	—	—	—	—		14,980	108.12	512,280
		—	—		—	128,444	513,774	1,027,549	—		—	—	513,774
		—	595,000	(10)	—	—	—	—	—		—	—	—
		—	56,000	(11)	—	—	—	—	—		—	—	—

L. Benjamin Ederington	2/18/2022	—	—		—	—	—	—	3,925	(4)	—	—	424,361
	2/18/2022	—	—		—	—	—	—	9,249	(5)	—	—	999,979
	2/18/2022	—	—		—	—	—	—	—		12,408	108.12	424,323
		—	—		—	106,388	425,550	851,101	—		—	—	425,550
		—	457,500	(12)	—	—	—	—	—		—	—	—
		—	48,800	(13)	—	—	—	—	—		—	—	—

Roger L. Kearns	2/18/2022	—	—		—	—	—	—	5,236	(4)	—	—	566,103
	2/18/2022	—	—		—	—	—	—	9,249(5)		—	—	999,979
	2/18/2022	—	—		—	—	—	—	—		16,554	108.12	566,106
		—	—		—	141,958	567,833	1,135,666	—		—	—	567,833
		—	675,000	(14)	—	—	—	—	—		—	—	—
		—	60,000	(15)	—	—	—	—	—		—	—	—

(1)

Represents the target, threshold and maximum payout opportunities for 2022 grants of performance stock units subject to a three-year performance period beginning on January 1, 2022 and ending on December 31, 2024. The amount of performance stock units received will be based upon either Westlake’s total shareholder return compared with the total shareholder return of the Peer Group for 2022 (threshold performance requires relative total shareholder return rank of at least the 33rd percentile; target performance requires a rank of at least the 50th percentile; and maximum performance requires a rank of at least the 75th percentile) or Westlake’s economic value added threshold performance requires an average EVA multiple of at least 0.5X; target performance requires an average EVA multiple of at least 1X; and maximum performance requires an average EVA multiple of at least 2X; with the EVA multiple being calculated in the same manner as described in “Cash Incentive Plans/Bonuses”), whichever measure results in the greater payout. Please see “Compensation Discussion and Analysis—Long-Term Incentives” for more information.

(2)	Represents stock options that vested or will vest in three equal installments on February 18, 2023, February 18, 2024 and February 18, 2025.
(3)

Represents the grant date fair value of the awards calculated in accordance with FASB ASC Topic 718. For a discussion of the related valuation assumptions, please see Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

(4)	Represents restricted stock units that will vest on February 18, 2025. The named executive officers receive dividend equivalents with respect to the restricted stock units.
(5)

Represents special retention restricted stock units issued to Messrs. Bender, Ederington and Kearns that will vest on February 18, 2025. These officers do not receive dividend equivalents with respect to these restricted stock units.

(6)

AIP award based on a target percentage of 135% of Mr. Albert Chao’s base salary as of December 31, 2022. There is no “threshold” or “maximum” payout with respect to this award. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the AIP incentive awards.

(7)

QIP award based on a target percentage of 8% of Mr. Albert Chao’s base salary as of December 31, 2022. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the QIP incentive awards.

(8)

AIP award based on a target percentage of 105% of Mr. James Chao’s base salary as of December 31, 2022. There is no “threshold” or “maximum” payout with respect to this award. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the AIP incentive awards.

(9)

QIP award based on a target percentage of 8% of Mr. James Chao’s base salary as of December 31, 2022. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the QIP incentive awards.

(10)

AIP award based on a target percentage of 85% of Mr. Bender’s base salary as of December 31, 2022. There is no “threshold” or “maximum” payout with respect to this award. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the AIP incentive awards.

(11)

QIP award based on a target percentage of 8% of Mr. Bender’s base salary as of December 31, 2022. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the QIP incentive awards.

(12)

AIP award based on a target percentage of 75% of Mr. Ederington’s base salary as of December 31, 2022. There is no “threshold” or “maximum” payout with respect to this award. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the AIP incentive awards.

(13)

QIP award based on a target percentage of 8% of Mr. Ederington’s base salary as of December 31, 2022. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the QIP incentive awards.

(14)

AIP award based on a target percentage of 90% of Mr. Kearns’ base salary as of December 31, 2022. There is no “threshold” or “maximum” payout with respect to this award. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the AIP incentive awards.

(15)

QIP award based on a target percentage of 8% of Mr. Kearns’ base salary as of December 31, 2022. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the QIP incentive awards.

2022 Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Fair Market Value of Shares of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Fair Market Value of Unearned Shares That Have Not Vested(1) ($)
Name	Exercisable	Unexercisable
Albert Chao	39,988	—		63.978	2/14/2024	—		—
	45,298	—		68.09	2/20/2025	—		—
	81,673	—		44.42	2/18/2026	—		—
	77,746	—		61.865	2/17/2027	—		—
	44,647	—		107.75	2/16/2028	—		—
	69,708	—		79.83	2/15/2029	—		—
	72,722	37,464	(2)	65.81	2/14/2030	26,048	(5)	2,670,962	52,252	(10)	5,357.920
	22,464	45,610	(3)	86.54	2/19/2031	19,810	(6)	2,031,317	39,738	(11)	4,074,735
	—	56,819	(4)	108.12	2/18/2032	17,972	(7)	1,842,849	36,052	(12)	3,696,772
James Chao	12,321	—		68.09	2/20/2025	—		—
	65,304	—		44.42	2/18/2026	—		—
	62,197	—		61.865	2/17/2027	—		—
	35,321	—		107.75	2/16/2028	—		—
	55,766	—		79.83	2/15/2029	—		—
	51,702	26,635	(2)	65.81	2/14/2030	18,519	(5)	1,898,938	37,150	(10)	3,809,361
	12,218	24,808	(3)	86.54	2/19/2031	10,774	(6)	1,104,766	21,164	(11)	2,216,300
	—	27,810	(4)	108.12	2/18/2032	8,796	(7)	901,942	17,646	(12)	1,809,421
M. Steven Bender	12,033	—		107.75	2/16/2028	—		—
	—	10,283	(2)	65.81	2/14/2030	7,150	(5)	733,161	14,342	(10)	1,470,629
	6,303	12,797	(3)	86.54	2/19/2031	5,558	(6)	569,917	11,150	(11)	1,143,321
	—	14,980	(4)	108.12	2/18/2032	9,249	(7)	948,392	9,504	(12)	974,540
						4,738	(7)	485,835
						2,938	(8)	301,263
L. Benjamin Ederington	13,734	—		61.685	2/17/2027	—		—
	9,209	—		107.75	2/16/2028	—		—
	14,417	—		79.83	2/15/2029	—		—
	15,341	7,903	(2)	65.81	2/14/2030	5,495	(5)	563,457	11,022	(10)	1,130,196
	4,976	10,103	(3)	86.54	2/19/2031	4,388	(6)	449,946	8,802	(11)	902,557
	—	12,408	(4)	108.12	2/18/2032	9,249	(7)	948,392	7,872	(12)	807,195
						3,925	(7)	402,470
						2,938	(8)	301,263
						7,597	(9)	778,996
Roger L. Kearns	19,642	10,120	(2)	65.81	2/14/2030	7,036	(5)	721,471	14,114	(10)	1,447,250
	—	12,594	(3)	86.54	2/19/2031	5,470	(6)	560,894	10,972	(11)	1,125,069
	—	16,554	(4)	108.12	2/18/2032	9,249	(7)	948,392	10,504	(12)	1,077,080
						5,236	(7)	536,899
						9,877	(9)	1,012,788

(1)	Based on the closing price of our common stock on the New York Stock Exchange on December 30, 2022 ($102.54 per share).
(2)	These stock options vested in three equal installments on February 14, 2021, February 14, 2022 and February 14, 2023.
(3)	These stock options vest or vested in three equal installments on February 19, 2022, February 19, 2023 and February 19, 2024.
(4)	These stock options vest or vested in three equal installments on February 18, 2023, February 19, 2024 and February 19, 2025.
(5)	These shares of restricted stock vested on February 14, 2023.
(6)	These restricted stock units vest on February 19, 2024.
(7)	These restricted stock units vest on February 18, 2025.
(8)	These restricted stock units vest on August 13, 2024.
(9)	These restricted stock units vest on February 14, 2025.
(10)

These performance stock units became earned and vested on February 16, 2023 when the Compensation Committee determined that the performance conditions during the measurement period resulted in a payout of 200% of target. The number of shares shown are the actual number of shares earned under this award, which settled on March 15, 2023.

(11)

The vesting of the performance stock units granted on February 19, 2021 depends upon attainment of performance metrics over a three-year measurement period ending December 31, 2023. The number of unearned shares included in the table above is based on the partial performance results through December 31, 2021 and assumes payout at the next highest performance level, which is the maximum level (200% of target). These performance stock units vest in February 2024 once the Compensation Committee has determined that the performance conditions have been met and will be settled as soon as administratively possible thereafter.

(12)

The vesting of the performance stock units granted on February 18, 2022 depends upon attainment of performance metrics over a three-year measurement period ending December 31, 2024. The number of unearned shares included in the table above is based on the partial performance results through December 31, 2022 and assumes payout at the next highest performance level, which is the maximum level (200% of target). These performance stock units vest in February 2025 once the Compensation Committee has determined that the performance conditions have been met and will be settled on March 15, 2025.

2022 Option Exercises and Stock Vested

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(3) ($)
Albert Chao	37,876	3,207,344	48,931	5,569,803
James Chao	0	0	39,144	4,455,750
M. Steven Bender	38,021	1,988,670	12,677	1,443,022
L. Benjamin Ederington	12,569	1,199,019	10,119	1,151,838
Roger L. Kearns	18,721	908,569	8,787	1,000,222

(1)	Includes restricted stock units and performance stock units that vested on February 15, 2022 and February 19, 2022, respectively.
(2)	Based on the difference between the market price of our common stock on the date of exercise and the option exercise price.
(3)	Based on the market price of our common stock on the applicable vesting date.

2022
Pay-Versus-Performance
Compensation Table

	Summary Compensation Table Total for CEO($)	Compensation Actually Paid to CEO($) (1)	Avg. Summary Compensation Table Total for Non-CEO NEOs($)	Avg. Compensation Actually Paid to Non-CEO NEOs($) (2)	Value of Initial Fixed $100 Investment Based On:		Net Income (in millions) ($)	Economic Value Added (EVA) (in millions) ($) (4)
Year					Total Shareholder Return($)	Peer Group Total Shareholder Return($) (3)

2022	12,242,340	15,909,208	5,431,437	6,802,834	152.53	124.22	2,247	1,545
2021	10,401,407	12,052,367	4,029,807	4,755,672	142.78	142.79	2,015	1,594
2020	10,927,684	13,992,911	4,405,384	5,541,162	118.48	115.44	330	(329)

(1)
The summary compensation table totals for the CEO, Mr. Albert Chao, are adjusted, as indicated in the table below, to arrive at the “compensation actually paid to the CEO” each year. With respect to equity award adjustments for each applicable year as disclosed in the table below, the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. Performance stock units were valued using Monte Carlo simulations, and stock options were valued using Black-Scholes valuations, both following the same method as reported in our
10-K.

Adjustments to Determine Compensation Actually Paid for CEO	2022($)	2021($)	2020($)
Deduction for amounts reported under the “Stock Awards” column in the Summary Compensation Table	(4,610,575)	(3,942,425)	(3,924,557)
Deduction for amounts reported under the “Option Awards” column in the Summary Compensation Table	(1,943,071)	(1,714,275)	(1,714,282)
Increase for fair value of awards granted during year that remain unvested as of year-end	4,658,727	3,993,822	8,042,295
Increase for fair value of awards granted during year that vest during year	—	—	—
Increase/deduction for change in fair value from prior year-end to current year-end of awards granted prior to year that were outstanding and unvested as of year-end	4,727,267	3,032,940	905,082
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted prior to year that vested during year	834,520	280,899	(243,312)
Deduction of fair value of awards granted prior to year that were f orf eited during year	—	—	—
Increase based on dividends or other earnings paid during year prior to vesting date of aw ar d	—	—	—

Total Adjustments	3,666,868	1,650,960	3,065,227

(2)
The individuals that were
non-CEO
NEOs during each applicable year are Messrs. James Chao, Bender, Ederington and Kearns for 2020; Messrs. James Chao, Bender, Buesinger and Kearns for 2021; and Messrs. James Chao, Bender, Ederington and Kearns for 2022. The average summary compensation table totals for
Non-CEO
NEOs are adjusted to arrive at the average compensation actually paid to the
Non-CEO
NEOs each year using the same methodology as described for the CEO and as indicated in the table below. With respect to equity award adjustments for each applicable year as disclosed in the table below, the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. Performance stock units were valued using Monte Carlo simulations, and stock options were valued using Black-Scholes valuations, both following the same method as reported in our
10-K.

Adjustments to Determine Average Compensation Actually Paid for Non-CEO NEOs	2022($)	2021($)	2020($)
Deduction for amounts reported under the “Stock Awards” column in the Summary Compensation Table	(2,205,533)	(1,510,334)	(1,758,932)
Deduction for amounts reported under the “Option Awards” column in the Summary Compensation Table	(613,436)	(564,340)	(628,492)
Increase for fair value of awards granted during year that remain unvested as of year-end	2,182,045	1,557,317	3,345,372
Increase for fair value of awards granted during year that vest during year	—	—	—
Increase/deduction for change in fair value from prior year-end to current year-end of awards granted prior to year that were outstanding and unvested as of year-end	1,711,046	1,142,322	317,739
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted prior to year that vested during year	297,275	100,900	(139,909)
Deduction of fair value of awards granted prior to year that were forfeited during year	—	—	—
Increase based on dividends or other earnings paid during year prior to vesting date of award	—	—	—

Total Adjustments	1,371,397	725,865	1,135,778

(3)	Peer group is the Chicago Board Options Exchange S&P Chemicals Index, also known as the Standard & Poor’s Chemicals Index, or CEX.
(4)
Economic Value Added (“EVA”) generated by the Company, is the net operating profit of the Company after taxes in relation to capital employed by the Company using the Weighted Average Cost of Capital, adjusted as appropriate to reflect nonoperating impacts including, but not limited to, certain amortization expenses, impairment and restructuring costs, acquisition-related integration and transaction costs, non-controlling
interests, and other items as deemed appropriate by the Committee.

2022
Pay-Versus-Performance
Relationship Disclosure
Relationship Between Compensation Actually Paid and Cumulative TSR.
As demonstrated by the following graph, the amount of compensation actually paid to the CEO and the average amount of compensation actually paid to the
Non-CEO
NEOs have generally aligned with cumulative TSR over the three-year period presented in the table, except in year 2021 when compensation actually paid to the CEO and average compensation actually paid to
Non-CEO
NEOs decreased (as compared to values for year 2020) despite an increase in cumulative TSR (as compared to cumulative TSR for year 2020). A TSR performance goal is one of three threshold performance goals that must be met in order to authorize the payment of a cash bonus under the AIP. However, failure to meet the threshold performance goal for TSR under the AIP would not disqualify an individual from receiving a bonus unless threshold performance goals for Return on Capital and SG&A are also not met in a given year. TSR performance generally would have no impact on the final AIP bonus amount, which such amount is primarily based on EVA generated by the Company. See “Compensation Discussion and Analysis – Establishing Compensation Levels – Cash Incentive Plans/Bonuses – AIP” for an extended discussion of the TSR performance as it relates to cash bonuses under the AIP. With respect to equity awards, the amount of performance stock units received are based upon either the Company’s relative TSR or the Company’s EVA, whichever measure results in the greater payout. The only performance stock units that vested during the three-year period presented in the table vested in year 2022 based on the Company’s average three-year EVA achievement. See “Compensation Discussion and Analysis – Establishing Compensation Levels – Long-Term Incentives – Performance Stock Unit Awards” for an extended discussion of Relative TSR and EVA performance rates with respect to performance stock units.

Relationship Between Compensation Actually Paid and Net Income
.
As demonstrated by the following graph, the amount of compensation actually paid to the CEO and the average amount of compensation actually paid to
Non-CEO
NEO’s generally have aligned with the Company’s Net Income over the three-year period presented in the table. While the Company does not use net income as a stand-alone performance measure in the overall executive compensation program, EVA is derived from net operating profit after tax (“NOPAT”) in relation to cost of capital. As further discussed in the section that follows, determinations as to the amount of bonus awarded under the AIP and the amount of performance stock units received pursuant to a performance stock unit award are significantly influenced by the EVA generated by the Company.

Relationship Between Compensation Actually Paid and EVA
. The amount of compensation actually paid to the CEO and the average amount of compensation actually paid to the Company’s non-CEO
NEOs has generally aligned with the Company’s EVA over the three-year period presented in the graph below, except in year 2020, when the timing of our transition from long-term cash performance awards to performance stock units and the volatility in our stock price both had an impact on the compensation actually paid to the CEO and average compensation actually paid to the
Non-CEO
NEOs. Prior to 2019, the Company granted NEOs long-term cash performance awards that were settled in cash and were subject to a three-year performance period. Beginning in 2019, the Company began granting performance stock units that are subject to a three-year performance period. Actual compensation paid in 2020 reflects both the value of the final award of the long-term cash performance awards for the 2018-2020 performance period and the value of the performance stock units awarded in 2019 and 2020, whereas actual compensation paid in years 2021 and 2022 only reflects the value of performance stock unit awards. Furthermore, significant volatility in the Company’s stock price resulted in an upward adjustment of compensation actually paid to the CEO and average compensation actually paid to the
Non-CEO
NEOs as a result of the increase for fair value of performance stock units and options granted during year 2020 that remained unvested as of December 31, 2020. Another factor that impacts the value of compensation actually paid to the CEO and the average amount of compensation actually paid to the Company’s non-CEO
NEOs over the three-year period presented in the graph below is that the AIP utilizes a “banking” approach that averages the EVA over several years, as discussed in “Compensation Discussion and Analysis – Establishing Compensation Levels – Cash Incentive Plans/Bonuses – AIP.” The purpose of this banking approach is to moderate the cyclical nature of the industries in which the Company operates and, therefore, the impact of changes in EVA from year to year, resulting in slightly lower bonuses in years with high EVA and higher bonuses in years with low EVA than if the banking approach were not utilized.
While the Company uses numerous financial and
non-financial
performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that EVA over the long-term is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the Company’s NEOs to Company performance. The Committee’s determinations as to the amount of bonus awarded under the AIP is significantly influenced by the EVA generated by the Company. The EVA rate of return determines the bonus multiple that factors into final AIP bonus calculations. The bonus multiple can range between 0X and 3X and is then adjusted between

80% and 120% based on individual performance factors. See “Compensation Discussion and Analysis – Establishing Compensation Levels – Cash Incentive Plans/Bonuses – AIP” for an extended discussion of how EVA factors into the Committee’s determinations as to the amount of bonus awarded under the AIP. Additionally, with respect to performance stock unit awards, the amount of performance stock units received is generally based upon either the Company’s total shareholder return compared with the total shareholder return of the Company’s peer group or the Company’s EVA over a three-year period. The only performance stock units that vested during the three-year period presented in the table vested in year 2022 based on the Company’s average three-year EVA achievement. See “Compensation Discussion and Analysis – Establishing Compensation Levels – Long-Term Incentives – Performance Stock Unit Awards” for an extended discussion of Relative TSR and EVA performance rates with respect to performance stock units.
Relationship Between Cumulative TSR of the Company and Cumulative TSR of the Peer Group.
As demonstrated by the following graph, the Company’s cumulative TSR over the three-year period presented in the table was 52.53%, while the cumulative TSR of the peer group presented for this purpose, the Chicago Board Options Exchange S&P Chemicals Index (“CEX”), was 24.22% over the three years presented in the table.

2022 Key Performance Measures
The table below contains an unranked list of the most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s fiscal year 2022 performance.
Key Performance Measures
Economic Value Added (“EVA”)
Total Shareholder Return (“TSR”)
Return on Capital
Budgeted SG&A
Relative TSR
CEO Pay Ratio Analysis
The table below sets forth comparative information regarding: (1) the annual total compensation of our Chief Executive Officer, Mr. Albert Chao, for the year ended December 31, 2022, determined on the basis described below; (2) the median of the annual total compensation of all employees of the Company and its consolidated subsidiaries, excluding our Chief Executive Officer, for the year ended December 31, 2022, determined on the basis described below; and (3) a ratio comparison of those two amounts. These amounts were determined in accordance with rules prescribed by the SEC.
For purposes of determining the median of the annual total compensation of all employees of the Company and its consolidated subsidiaries, excluding our Chief Executive Officer, for the year ended December 31, 2022, the applicable SEC rules require us to identify the median employee by using either annual total compensation for all such employees or another consistently applied compensation measure. For these purposes, we used total taxable earnings, plus certain non-taxable
items, including retirement plan contributions and car allowances/perquisites, as determined from the Company’s payroll records for the period from January 1, 2022 through December 31, 2022 (the “Measurement Date”), as our consistently applied compensation measure. We included all employees of the Company and its consolidated subsidiaries as of the Measurement Date, whether employed on a full-time, part-time or seasonal basis and whether employed in the U.S. or a
non-U.S.
jurisdiction. The total number of employees as of the Measurement Date includes approximately 6,600 persons who became our employees as a result of acquisitions in 2021 and 2022. Many of these newly-acquired employees were in
non-U.S.
locations with a lower cost of living and earned a lower total compensation. We did not use statistical sampling or include any cost of living adjustments for purposes of this determination. After identifying the median employee as of the Measurement Date, based on the process described above, we calculated annual total compensation for that employee and our Chief Executive Officer using the same methodology we used for determining total compensation for 2022 for our named executive officers as set forth in the Summary Compensation Table.

Chief Executive Officer annual total compensation (A)	$12,242,340
Median annual total compensation of all employees (excluding Chief Executive Officer) (B)	$76,856
Ratio of (A) to (B)	159.3

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Under our Code of Conduct, each of our employees (including our NEOs and other Executives) is required to disclose to us and seek approval before undertaking any activity that could create a conflict of interest or the appearance of a conflict of interest between his or her personal interests and our interests. The members of our Board of Directors are also subject to the Code of Conduct. The Board of Directors is responsible, under our written Related Party Transaction Approval Policy, for reviewing transactions between Westlake and other companies or organizations with which members of the Board of Directors or executive officers may have affiliations.

The office space for our principal executive offices in Houston, Texas is leased, at market rates, from GUIC Post Oak Center, Ltd., an affiliate of our principal stockholder and of Tanglewood Property Group, under a lease that expires on December 31, 2032, with a five-year option at the expiration of the lease. Total annual lease payments in 2022 were approximately $3 million.

The Company and/or its affiliates purchase industrial gases and utilities and lease cylinders from various affiliates of American Air Liquide Holdings, Inc. (including Airgas, Inc. and its subsidiaries) (collectively, “Air Liquide”), of which Mr. Graff serves as Chairman and Chief Executive Officer. In 2022, the Company paid these affiliates of Air Liquide approximately $43 million. The Company also sold certain industrial gases and utilities to Air Liquide in the amount of approximately $11 million.

The related party transactions set forth above have been previously approved by the Board of Directors without the participation of the directors interested in the transaction.

Mr. John Chao, our Vice President and Managing Director of Westlake Innovations, Inc. (one of our subsidiaries) obtained the following compensation awarded to him or earned in 2022: a base salary of $296,539, stock awards of $131,674, option awards of $55,507, a non-equity incentive plan award of $294,894, and all other compensation of $36,588.

See “Information Regarding Board of Directors – Compensation of Directors” and “Executive Compensation” for a discussion on the compensation arrangements for Mr. David Chao and Ms. Jenkins, and Messrs. Albert Chao and James Chao, respectively. Upon joining the Board, Mss. Chao and Sabat will be eligible to receive compensation consistent with other non-employee directors of the Company. See “Information Regarding Board of Directors – Compensation of Directors.”

PROPOSAL 2—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Securities Exchange Act, the Company is providing its stockholders with the opportunity to cast a nonbinding advisory vote to approve named executive officer compensation as described below.

The proposed resolution of stockholders is as follows:

RESOLVED, that the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion in the proxy statement for the Company’s 2023 annual meeting of stockholders, is hereby APPROVED.

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its stockholders’ long-term interests. The Company believes that its executive compensation program, which emphasizes performance and long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of its stockholders.

The Compensation Discussion and Analysis, beginning on page 13 of this Proxy Statement, describes in more detail the Company’s executive compensation program and the decisions made by the Compensation Committee with respect to 2022 executive compensation.

Because this proposal is an advisory vote, it is not binding on the Company. However, the Compensation Committee values the opinions of stockholders with respect to our executive compensation and will consider the outcome of the vote when making future compensation decisions for named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 3—ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTES

As required by Section 14A of the Securities Exchange Act, the Company’s stockholders are being provided the opportunity to cast a nonbinding advisory vote with respect to whether the advisory vote on executive compensation should be held every one, two or three years.

The Company believes that the advisory vote on executive compensation should be conducted every three years.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR

THE ADVISORY VOTE ON EXECUTIVE COMPENSATION TO OCCUR EVERY THREE YEARS.

PROPOSAL 4—APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION TO PROVIDE FOR EXCULPATION OF CERTAIN OFFICERS OF THE COMPANY FROM PERSONAL LIABILITY UNDER CERTAIN CIRCUMSTANCES AS ALLOWED BY DELAWARE LAW

The Board of Directors has approved and recommends your approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation that would authorize the exculpation of certain officers of the Company as allowed by Delaware law.

Article Seventh of the Company’s Amended and Restated Certificate of Incorporation currently provides for the Company to limit the monetary liability of directors in certain circumstances pursuant to and consistent with Section 102(b)(7) of the Delaware General Corporation Law. Effective August 1, 2022, the State of Delaware, which is the Company’s state of incorporation, enacted legislation that permits Delaware corporations to limit the liability of certain of their officers in limited circumstances. In light of this update, the Company is proposing to amend Article Seventh of its Amended and Restated Certificate of Incorporation to authorize exculpating certain of the Company’s officers from liability in specific circumstances, as permitted by Delaware law. The new Delaware legislation only permits, and our proposed amendment would only permit, exculpation for direct claims (as opposed to derivative claims made by stockholders on behalf of the Company) and would not apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit.

This description of the proposed amendment is a summary and is qualified by the full text of the proposed amendment to the Amended and Restated Certificate of Incorporation of the Company, which is attached to this proxy statement as Appendix A. You should read Appendix A in its entirety before making a decision as to how to vote your shares in connection with Proposal 4.

The Board believes it is appropriate to provide protection to certain of the Company’s officers to the fullest extent permitted by Delaware law. The proposed amendment will more generally align the protections available to our officers with those available to our directors. The Board expects its peers to adopt exculpation clauses that limit the personal liability of officers in their certificates of incorporation, and failing to adopt the amendment could impact our recruitment and retention of officers. The proposed amendment would enable such officers to exercise their business judgment in furtherance of the interests of the Company and its stockholders without the potential for distraction posed by the risk of personal liability. Accordingly, the Board believes that the proposal to extend exculpation to certain officers is fair and in the best interests of the Company and its stockholders.

The proposed amendment to the Amended and Restated Certificate of Incorporation is not being proposed in response to any specific resignation, threat of resignation or refusal to serve by any officer.

If the Company’s stockholders approve the proposed amendment to authorize the exculpation of certain officers of the Company, as allowed by Delaware law, the amendment will be effective immediately upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, which we intend to do promptly after stockholder approval is obtained. If not approved by the Company’s stockholders, the amendment will not be filed with the Secretary of State of the State of Delaware and will not become effective, and the Company’s Amended and Restated Certificate of Incorporation will remain unchanged.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

PROPOSAL 5—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

            PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2022. Although the ratification of the appointment of an independent registered public accounting firm is not required to be submitted to a vote of stockholders, our Board of Directors has decided to ask our stockholders to ratify this appointment. If our stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will consider the appointment of another accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THIS APPOINTMENT BE RATIFIED.

PricewaterhouseCoopers LLP, or its predecessor, has served as our independent registered public accounting firm since 1986. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting of the stockholders. If present, the representatives will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

For the years ended December 31, 2022 and 2021, PricewaterhouseCoopers LLP billed us the following fees:

Fees	2022	2021
Audit fees(1)	$10,692,989	$7,634,517
Audit-related fees(2)	83,500	83,500
Tax fees	3,289,075	1,595,915
All other fees(3)	7,089	39,333

Total fees billed	$14,072,653	$9,353,265

(1)

Audit fees represent fees billed for professional services rendered for the audits of our annual consolidated financial statements, audit of internal controls, quarterly review of our consolidated financial statements, statutory audits, reviews of documents filed with the SEC, registration statements and comfort letters.

(2)	Audit-related fees represent fees billed for professional services rendered for attest services.
(3)	All other fees include accounting research database licenses.

AUDIT COMMITTEE PRE-APPROVAL

The Audit Committee has adopted a policy for the pre-approval of services provided by the Company’s independent registered public accounting firm. Under the policy, pre-approval is generally provided for work associated with audit, review or attest engagements, tax and permissible non-audit services, including the fees and terms thereof, to be performed by the independent registered public accounting firm, subject to, and in compliance with, the de minimis exception for non-audit services described in the Securities Exchange Act of 1934 and the applicable rules and regulations of the SEC. The Audit Committee pre-approved 100% of the services described in the table set forth above for the years ended December 31, 2022 and 2021 pursuant to its pre-approval policy.

REPORT OF THE AUDIT COMMITTEE

Six directors currently make up the Audit Committee of our Board of Directors: Mark A. McCollum (chairman), Michael J. Graff, Marius A. Haas, Kimberly S. Lubel, R. Bruce Northcutt and Jeffrey W. Sheets.

During the course of performing its duties, the Audit Committee issued the following report.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The charter of the Audit Committee of the Board of Directors specifies that the purpose of the Audit Committee is to assist the Board of Directors in its oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the qualifications and independence of the Company’s independent registered public accounting firm; and

•	the performance of the Company’s independent registered public accounting firm and internal audit function.

The Audit Committee charter is available on the Company’s website at: http://www.westlake.com under “Investor Relations—Governance.”

In carrying out these responsibilities, the Audit Committee, among other things:

•	monitors preparation of quarterly and annual financial reports by the Company’s management;

•

supervises the relationship between the Company and its independent registered public accounting firm, including: having direct responsibility for the public accounting firm’s appointment, compensation and retention; reviewing the scope of its audit services; approving audit and non-audit services; and confirming the independence of the independent registered public accounting firm;

•

oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company’s policies relating to legal and regulatory compliance, ethics and conflicts of interests and review of the Company’s internal auditing program; and

•	oversees financial risks.

In 2022, the Audit Committee was comprised of Mr. Mark A. McCollum (chairman), Mr. Michael J. Graff, Mr. Marius A. Hass, Ms. Kimberly S. Lubel, Mr. R. Bruce Northcutt and Mr. Jeffrey W. Sheets. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent registered public accounting firm and with the Company’s internal auditors, in each case without the presence of the Company’s management.

As part of its oversight of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the Company’s independent registered public accounting firm all annual and quarterly financial statements prior to their issuance. During 2022, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accountants of matters required to be discussed pursuant to the Public Company Accounting Oversight Board’s AU Section 380 (Communication with Audit Committees), including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence.

The Audit Committee also reviewed and discussed with the Company’s management, and the independent registered public accounting firm, management’s report and PricewaterhouseCoopers LLP’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal, and disclosure, control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

Taking all these reviews and discussions into account, the undersigned Audit Committee members recommended to the Board of Directors that the Board of Directors approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE
Mark A. McCollum, Chairman Michael J. Graff Marius A. Haas Kimberly S. Lubel R. Bruce Northcutt Jeffrey W. Sheets

PROPOSAL 6—APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 2013 OMNIBUS INCENTIVE PLAN

Amendment and Restatement of the 2013 Omnibus Incentive Plan

In 2013, our Board of Directors adopted, and our stockholders approved, the 2013 Omnibus Incentive Plan, and in May 2017, our Board of Directors adopted, and our stockholders approved, an amendment and restatement of the 2013 Omnibus Incentive Plan.

Our Board of Directors has adopted another resolution to submit to a vote of our stockholders a proposal to amend and restate the 2013 Omnibus Incentive Plan to (i) increase the maximum number of shares authorized for issuance under the plan from 12,654,000 shares to 15,504,000 shares, (ii) prohibit shares (a) tendered in payment of an option or stock appreciation right, (b) delivered or withheld by the Company to satisfy any tax withholding obligations, (c) not issued or delivered as a result of the net-settlement of an outstanding option or stock appreciation right, or (d) repurchased or redeemed on the open market with the proceeds of the exercise of an option, from being counted in the pool of shares that are available for future issuances, (iii) permit advisors and consultants of the Company to be eligible for awards under the plan and (iv) extend the term of the plan for a period of ten years from the date of stockholder approval. Throughout this proposal and description of the 2013 Omnibus Incentive Plan, we refer generally to the 2013 Omnibus Incentive Plan as the “plan” and may distinguish the versions of the plan by referring to the plan prior to stockholder approval as the “Existing Plan,” and the plan as amended and restated by this proposal as the “Amended and Restated Plan.”

If our stockholders do not approve this proposal, the terms of the Existing Plan will continue to be in effect, except as amended to reflect the following changes that do not require stockholder approval:

•	addition of a change in control definition and a section that specifically discloses the change in control vesting treatment for both time- and performance-based awards;

•	addition of a one-year minimum required vesting period for all equity award types issuable under the plan, subject to limited exceptions;

•	addition of clarifying language expressly prohibiting reload option grants;

•	addition of clarifying language expressly stating that dividend equivalents will only be paid on earned and vested performance stock units;

•	addition of clarifying language expressly prohibiting the replacement of underwater options with other awards or cash;

•	addition of language clarifying that our Board of Directors may delegate amendment, modification, suspension and termination authority;

•	addition of language stating that awards under the plan are subject to the Company’s clawback or recoupment policy;

•	addition of language clarifying that the plan’s definition of “Cash Award” does not include any annual incentive plan or annual bonus plan, such as the Company’s AIP; and

•

removal of certain language relating to the performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as this exception was eliminated by the Tax Cuts and Jobs Act of 2017. However, certain limitations on employee awards no longer required under 162(m) remain in the Amended and Restated Plan.

Determination of Share Reserve

On February 17, 2023, our Board of Directors authorized, subject to stockholder approval, an amendment and restatement of the plan that would amend the plan to increase the maximum number of shares authorized for issuance under the plan by 2,850,000 shares. If the share increase is approved by the stockholders, a total of 4,142,909 shares will be available for issuance under the Amended and Restated Plan, which total includes 1,292,909 shares that remain available for issuance under the Existing Plan as of March 15, 2023.

Long-term incentives have been critical to our compensation philosophy. Our Board of Directors believes that the equity awards available under the plan support our compensation philosophy, which includes (i) tying our executives’ and employees’ pay opportunities to variable compensation that depends upon our total shareholder return compared with the total shareholder return of our peer group (“Relative TSR”) and the economic value added (“EVA”) (net operating profit after taxes in relation to capital employed, adjusted as appropriate to reflect nonoperating impacts) generated by the Company and (ii) stockholder alignment by closely aligning our executives’ and employees’ compensation opportunities with the interests of our stockholders. Equity awards align the interests of our officers, employees, non-employee directors and consultants with those of our shareholders, reward strong performance and maintain a competitive compensation program.

The plan has enabled the Compensation Committee to grant to key employees of the Company, including executive officers and other corporate and segment employees, a variety of forms of equity-based compensation, including grants of options to purchase shares of common stock, restricted stock units and performance-based awards. Although we have historically been conservative in our approach to granting equity awards, the need to make additional equity grants has grown in connection with the continued growth of the Company and its global businesses. In recent years, under the guidance and direction of the Board of Directors, we have completed multiple acquisitions, each of which has allowed us either to expand an existing business or add a new complementary or related business. In connection with these acquisitions, we have grown from a headcount of approximately 1,900 employees in 2004 to approximately 16,000 in March 2023. We anticipate that this number will increase in the future as we continue to implement our growth and expansion strategies and opportunistically enter into new businesses.

This share increase proposal is intended to ensure that we have an adequate number of shares available for future equity awards to align the interests of our officers, employees, non-employee directors and consultants with those of our shareholders, reward strong performance, and maintain a competitive compensation program that will enable us to both retain existing employees and attract new talent.

Our Board of Directors and Compensation Committee considered a number of factors in determining the share reserve for the Amended and Restated Plan, including the number of shares remaining available under the plan, our past share usage, our estimate of the number of shares needed for future awards and a dilution and overhang analysis.

Assuming Approval of the Amended and Restated Plan
Options Outstanding as of March 15, 2023	1,663,013
Weighted Average Exercise Price of Options Outstanding	$112.01
Weighted Average Remaining Term of Options Outstanding	6.43 years
Time-based Full-Value (RSU) Awards Outstanding as of March 15, 2023	662,433
Performance Share Awards Outstanding as of March 15, 2023, assuming maximum performance	431,128
Total Equity Awards Outstanding (Including Options, RSU Awards and Performance Share Awards)	2,756,584
Common Stock Outstanding as of March 15, 2023	127,713,905
Overhang as of March 15, 2023(1)	2.16%
Shares Available for Future Grant under the 2013 Omnibus Incentive Plan(2)	4,142,909
Dilution under the 2013 Omnibus Incentive Plan, as a Percentage of Common Stock Outstanding as of March 15, 2023(3)	5.40%

1)	Overhang consists of the number of shares subject to equity awards outstanding as of March 15, 2023 divided by the number of shares of our common stock outstanding as of March 15, 2023.
2)	Shares available for future grant includes 1,292,909 shares currently available for issuance as of March 15, 2023 and 2,850,000 new shares assuming approval of the Amended and Restated Plan.
3)

Dilution consists of the number of shares subject to equity awards outstanding as of March 15, 2023 and the number of shares available for future grant under the 2013 Omnibus Incentive Plan (assuming approval of the Amended and Restated Plan), divided by the number of shares of common stock outstanding as of March 15, 2023.

As indicated in the table above, if the plan is approved by the stockholders, the request to increase the number of shares for future issuance under the plan will contribute to an additional potential dilution of approximately 2.16%. However, in considering the potential dilutive impact of approving a share increase, stockholders should also consider the actions taken by the Company to mitigate the dilutive effective of the plan, including the Company’s conservative award-granting practices and share repurchase activities, each of which are described in the paragraphs that follow.

Despite organic growth and acquisitions in the past, the Compensation Committee has been conservative in granting awards since the inception of the plan. The maximum number of shares of common stock authorized for issuance under the Existing Plan was initially set in 2004 at 12,654,000 shares (as adjusted for the two-for-one stock split that took effect on March 18, 2014). Since 2004, the Board of Directors has not asked our stockholders to approve an amendment to replenish the pool of shares available for the grant of stock-based compensation. As of March 15, 2023, 1,292,909 shares of our common stock remained available for grants under the plan. Furthermore, our three-year average annual burn rate and Institutional Shareholder Services (“ISS”) annual value adjusted burn rate, in each case, for years 2020 through 2022, is 0.54% of common shares outstanding and 0.40% of weighted average basic common shares outstanding, respectively. In comparison, the preliminary ISS 2023 value-adjusted burn rate benchmark for Russell 3000 companies in Global Industry Classification Standard 1510 (Materials) is 1.33%. The Board of Directors will continue to carefully balance the need to incentivize a larger number of key employees and other participants in the plan while continuing to create long-term value for stockholders.

Additionally, we have taken steps to mitigate the dilutive impact of the plan through share repurchase activities. Since 2011, when we implemented our initial stock repurchase program, through December 31, 2022, we have repurchased approximately 10.6 million shares of common stock. When compared to the approximately 11.1 million shares awarded under the plan (net of forfeitures and cancellations since 2004), it is clear that repurchase activities have been effective in minimizing the dilutive impact of the plan to stockholders.

Summary of Sound Governance Features of the 2013 Omnibus Incentive Plan

Our Board of Directors and Compensation Committee believe the Existing Plan and Amended and Restated Plan contains several features that are consistent with the interests of stockholders and sound corporate governance practices, including the following:

✓	No “evergreen” provision. Under both the Existing Plan and the Amended and Restated Plan, the number of shares of our common stock available for issuance is fixed and will not adjust based upon the number of shares outstanding.
✓	No repricing or exchange of awards without stockholder approval. Under both the Existing Plan and the Amended and Restated Plan, awards issued will not be repriced, replaced or regranted through cancellation or by decreasing the exercise price of a previously granted award.
✓	Prohibition of an option grant in exchange, replacement or substitution of an option having a higher exercise price. Under both the Existing Plan and the Amended and Restated plan, no option may be granted in exchange, replacement or substitution of an option having a higher exercise price.
✓	Prohibition of the replacement of underwater options with other awards or cash. The Amended and Restated Plan clarifies that no awards (including, but not limited to, cash awards) may be granted in exchange or in replacement of an option with an exercise price per share greater than the fair market value of a share of common stock.
✓	Minimum Vesting for Equity Awards. The Amended and Restated Plan provides that equity awards are generally subject to a minimum one-year vesting requirement, subject to limited exceptions as specified under the Amended and Restated Plan.
✓	Prohibition of Reload Options. The Amended and Restated Plan provides that options will not be granted under the plan in consideration for and will not be conditioned upon the delivery of shares of common stock to the Company in payment of the exercise price and/or tax withholding obligation under any other option held by a participant.
✓	No Automatic Single-Trigger Vesting Upon a Change in Control. The Amended and Restated Plan generally provides for accelerated vesting of awards only in the event the continuing entity after a change in control fails to assume or replace an award with a new award of equivalent value and substantially equivalent terms or upon a termination without cause or for good reason within a twenty-four-month period following a change in control.
✓	No “Liberal” Share Recycling. The Amended and Restated Plan provides that the following shares will not again be made available for award under the Amended and Restated Plan: (a) shares tendered in payment of an option or stock appreciation right, (b) shares delivered or withheld by the Company to satisfy any tax withholding obligations, (c) shares not issued or delivered as a result of the net-settlement of an outstanding option or stock appreciation right, or (d) shares repurchased or redeemed on the open market with the proceeds of the exercise of an option.

Furthermore, the Company has made substantial efforts to mitigate the dilutive effect of the plan, including through conservative award granting practices and share repurchase activities, each of which are further described in the last paragraphs of the “Determination of Share Reserve” section of this Proposal 6.

Summary of the Amended and Restated Plan

The following description of the Amended and Restated Plan is only a summary of certain provisions thereof and is qualified in its entirety be reference to the full text of the Amended and Restated Plan, a copy of which is attached as Appendix B to this Proxy Statement, which should be read in conjunction with the following summary.

Eligibility

Our employees (approximately 16,000 total as of March 15, 2023), nonemployee directors, consultants and advisors are eligible to be considered for awards under the plan, as well as individuals who have agreed to become our employees within six months of the date of grant. The administrator of the plan has the discretion to determine the individuals who will be granted awards under the plan.

Shares Available for Awards

Up to 12,654,000 shares of our common stock (as adjusted for the two-for-one stock split that took effect on March 18, 2014) were initially authorized in 2004 to be issued under the Existing Plan. Shares of our common stock will be made available either from authorized but unissued shares or from treasury shares that have been issued but reacquired by us. Through March 15, 2023, 11,361,091 shares (net of forfeitures and cancellations and assuming vesting of unvested performance stock unit awards at maximum performance) have been issued under the Existing Plan. This leaves a total of 1,292,909 shares available for issuance under the Existing Plan.

Increase under Amended and Restated Plan

On February 17, 2023, our Board of Directors authorized, subject to stockholder approval, an amendment and restatement of the plan that would amend the plan to increase the maximum number of shares available for issuance under the plan by an additional 2,850,000 shares.

Shares subject to awards under the plan that are forfeited or terminated without issuance of the full number of shares to which the award related, expire unexercised or are settled in cash in lieu of shares will not count against the aggregate plan maximum or any sublimit and will become available for awards under the plan. However, under the Amended and Restated Plan, shares (a) tendered in payment of an option or stock appreciation right, (b) delivered or withheld by the Company to satisfy any tax withholding obligations, (c) not issued or delivered as a result of the net-settlement of an outstanding option or stock appreciation right, or (d) repurchased or redeemed on the open market with the proceeds of the exercise of an option will count against the aggregate plan maximum or any sublimit. Shares delivered in settlement, assumption, or substitution of awards granted by another entity as a result of an acquisition or under an acquired entity’s plan will not reduce the number of shares available under the plan to the extent allowed under the rules of the New York Stock Exchange.

The administrator of the plan may make appropriate adjustments in the number of shares available under the plan to reflect any stock split, stock dividend, recapitalization, reorganization, consolidation, merger, combination or exchange of shares, distribution to stockholders (other than normal cash dividends or dividends payable in common stock) or other similar event.

Administration

Pursuant to its authority under the plan, our Board of Directors has designated the Compensation Committee to serve as administrator of the plan. The administrator has the discretion to determine the employees, nonemployee directors and consultants who will be granted awards, the sizes and types of such awards, and the terms and conditions of such awards, subject to the limitations set forth in the plan. In addition, the administrator has full and final authority to interpret the plan and may, from time to time, adopt rules and regulations in order to carry out the terms of the plan.

Subject to certain restrictions contained in the plan, the administrator has the discretion to extend the exercisability of an award, accelerate the vesting or exercisability of an award, or otherwise amend the award in a manner that is not adverse to, or is consented to by, the recipient of the award.

To the extent allowed by applicable law, the administrator may delegate to the chief executive officer, other senior officer or a subcommittee of the administrator the authority to grant awards out of a specified pool of cash or shares under the plan. The administrator may also delegate to the chief executive officer and other senior officers its administrative duties under the plan (excluding its granting authority).

Awards

At the discretion of the administrator, employees and consultants may be granted awards under the plan in the form of stock options, stock appreciation rights, stock awards or cash awards (any of which may be a performance award). Furthermore, at the discretion of the administrator, nonemployee directors may be granted awards under the plan in the form of stock options, stock appreciation rights or stock awards (any of which may be a performance award). Awards under the plan may be granted singly, in combination, or in tandem.

Stock Options

The plan provides for the granting to employees and consultants of incentive stock options, which are intended to comply with Section 422 of the Code, and nonqualified stock options. Directors may be granted nonqualified stock options under the plan.

A stock option is a right to purchase a specified number of shares of common stock at a specified exercise price. All stock options granted under the plan must have an exercise price per share that is not less than the fair market value (as defined in the plan) of our common stock on the date of grant. All stock options granted under the plan must have a term of no more than ten years. The exercise price, number of shares, terms and conditions of exercise, whether a stock option may qualify as an incentive stock option under the Code and other terms of a stock option grant will be fixed by the administrator as of the grant date. However, without stockholder approval, stock options may not be repriced, including by means of a substitute award.

The exercise price of any stock option must be paid in full at the time the stock is delivered to the participant. The price must be paid in cash or, if permitted by the administrator and elected by the participant, by means of tendering (either by actual delivery or by attestation) previously owned shares of our common stock or shares issued pursuant to an award under the plan or another compensation equity plan.

Stock Appreciation Rights

The plan also provides for the granting of stock appreciation rights or SARs to employees, consultants and directors. A SAR is a right to receive a payment, in cash or common stock, equal to the excess of the fair market value of a specified number of shares of our common stock over a specified exercise price. A SAR may be granted to the holder of a stock option with respect to all or a portion of the shares of our common stock subject to such stock option (a “tandem” SAR) or may be granted separately. The holder of a tandem SAR may elect to exercise either the stock option or the SAR, but not both. All stock appreciation rights granted under the plan must have an exercise price per share that is not less than the fair market value (as defined in the plan) of a share of our common stock on the date of grant and a term of no more than ten years.

Stock Awards

The plan also provides for the granting of stock awards, restricted stock and stock units to employees, consultants and directors that consist of grants of common stock or units denominated in common stock. The terms, conditions and limitations applicable to any stock award will be decided by the administrator. At the discretion of the administrator, the terms of a stock award may include rights to receive dividends or dividend equivalents.

Cash Awards

The plan also provides for the granting of cash awards to employees and consultants. The terms, conditions and limitations applicable to any cash awards granted pursuant to the plan will be determined by the administrator.

Performance Awards

At the discretion of the administrator, any of the above-described awards may be made in the form of a performance award. A performance award is an award that is subject to the attainment of one or more future performance goals. The terms, conditions and limitations applicable to any performance award will be decided by the administrator.

The administrator may base a performance goal on one or more of the following business criteria that may be applied to the employee, one or more of our business units or the applicable sector, or to us as a whole: increased revenue; net income measures (including but not limited to income after capital costs and income before or after taxes); stock price measures (including but not limited to growth measures and total stockholder return); price per share of common stock; market share; net earnings; earnings per share (actual or targeted growth); earnings before interest, taxes, depreciation, and amortization (“EBITDA”); earnings before interest, taxes and amortization (“EBITA”); earnings before interest and taxes (“EBIT”); net operating profit after tax (“NOPAT”); economic value added (or an equivalent metric); market value added; debt to equity ratio; cash flow measures (including but not limited to cash flow per share, cash flow return on capital, cash flow return on tangible capital, net cash flow, net cash flow before financing activities and improvement in or attainment of working capital levels); financial measures (including but not limited to spreads, margin, meeting budget and unit revenue); cost measures or controls (including but not limited to conversion costs, controllable costs, procurement costs, freight costs and material savings); quality measures (including but not limited to product quality, scrap rate, prime production and complaints and returns); return measures (including but not limited to return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors’ capital and return on average equity); operating measures (including operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, operating efficiency, production volumes and production efficiency); expense measures (including but not limited to overhead cost, product cost, general and administrative expense and improvement in or attainment of expense levels); marketing and logistics measures (including but not limited to days of inventory, days sales outstanding, on time delivery or shipment and distribution rates); margins; stockholder value; proceeds from dispositions; total market value; reliability; productivity measures (including but not limited to on stream factor, operating rates, energy efficiency, yields and pounds per employee); corporate values measures (including ethics compliance, environmental, and safety) and debt reduction. A performance goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses. A performance goal may also be based on performance relative to a peer group of companies.

Award Limitations

Under the plan, no employee may be granted during any calendar year:

•	stock options and/or SARs covering more than 1,500,000 shares of common stock;

•	stock awards covering more than 1,500,000 shares of common stock; or

•	cash awards (including performance awards) in respect of any calendar year having a maximum payment value in excess of $12,500,000.

Under the plan, no non-employee director may be granted during any calendar year awards in excess of $1,000,000, including the grant date value of any awards made under the plan as well as any cash fees paid to non-employee directors

The Amended and Restated Plan adds a minimum vesting period requirement of at least one year for equity awards issued under the plan; provided, that the following awards are not be subject to the minimum vesting requirement: (i) awards granted under the plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines, (ii) shares delivered in lieu of fully vested cash awards and (iii) any additional awards the Administrator may grant, up to a maximum of 5% of the total share reserve authorized for issuance under the plan.

Deferred Payment

At the discretion of the administrator, amounts payable in respect of awards granted under the plan may be deferred. Any deferred payment may be forfeited if and to the extent that the terms of the applicable award so provide.

Change in Control

Under the Amended and Restated Plan, unless the plan administrator determines otherwise in an award agreement, in the event of a Change in Control:

•

If the continuing entity after a change in control fails to assume or replace an award with a new award of equivalent value and substantially equivalent terms, such award will become fully vested and immediately exercisable or payable on the date of the change in control; provided, however, that in the case of an award that is subject to attaining one or more performance goals, the award will vest at the level actually achieved as of such change in control.

•

If the continuing entity after a change in control assumes or replaces an award with a new award of equivalent value and substantially equivalent terms, the assumed or replaced award will vest in accordance with the original vesting schedule set forth in the award agreement and will not accelerate; provided, however, that with respect to an award that is subject to the attainment of one or more performance goals, such award will be deemed to be achieved at the level actually achieved as of such change in control and will continue to vest based on continuous service in accordance with the original vesting schedule set forth in the award agreement.

•

Any assumed or replaced award will become vested and immediately exercisable, on a pro-rata basis, upon the termination of the participant’s continuous service by the Company without cause or by the participant for good reason during the change in control protection period.

Unless otherwise provided in the award agreement, the term “change in control protection period” means the twenty-four-month period following a change in control.

Unless the plan administrator determines otherwise with respect to an award at the time the award is granted or unless otherwise defined for purposes of an award in an award agreement, “change in control” means the occurrence of any of the following events:

•

The direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries, taken as a whole, to any person that is not a subsidiary of the Company.

•

A change in a majority of the current Board of Directors (excluding any persons approved by a vote of at least two-thirds of the current Board of Directors other than in connection with an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board of Directors).

•	The consummation of a complete liquidation or dissolution of the Company.

•

An acquisition of 50% or more of the Company’s then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (with certain exceptions set forth in the Amended and Restated Plan).

•

The consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction, unless immediately following such transaction:

o

more than 50% of the total voting power of the entity resulting from the transaction or the ultimate parent entity of such company is represented by the Company’s voting securities that were outstanding immediately prior to such transaction (or, if applicable, is represented by shares into which the outstanding Company voting securities were converted pursuant to such transaction), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the outstanding Company voting securities among the holders thereof immediately prior to the transaction;

o

no person (other than any employee benefit plan sponsored or maintained by the entity resulting from the transaction or the ultimate parent entity of such company) is or becomes the owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors (or the analogous governing body) of the parent company of the entity resulting from the transaction (or, if there is no such parent company, the entity resulting from the transaction); and

o

at least a majority of the members of the board of directors (or the analogous governing body) of the parent company of the entity resulting from the transaction (or, if there is no such parent company, the entity resulting from the transaction) following the consummation of the transaction were board members at the time of the Board of Director’s approval of the execution of the initial agreement providing for such transaction.

Amendment, Modification, and Termination

Our Board of Directors may amend, modify, suspend, or terminate the plan at any time for the purpose of addressing changes in legal requirements or for other purposes permitted by law. However, no amendment will be effective prior to approval by our stockholders if such approval is required by law or the requirements of the exchange on which our common stock is listed. Our Board of Directors may delegate this authority to the Compensation Committee or such other committee as designated by our Board of Directors.

No awards may be made following the tenth anniversary of the effective date of the Amended and Restated Plan, which effective date shall be the date on which our stockholders approve the Amended and Restated Plan.

Plan Benefits and Awards for Named Executive Officers

Awards under the Amended and Restated Plan are granted at the discretion of the Compensation Committee. Therefore, we are unable to determine the amount of awards that may be granted to the named executive officers or to any of the other Amended and Restated Plan participants if this proposal is approved by our stockholders. No awards or grants have been made under the Amended and Restated Plan that are contingent on stockholder approval of the Amended and Restated Plan.

Federal Income Tax Treatment

The following summary is based upon current interpretations of existing federal income tax laws. The discussion below is not purported to be complete, and it does not discuss the tax consequences arising in the context of the participant’s death or the income tax laws of any local, state or foreign country in which the participant’s income or gain may be taxable.

An employee who is granted an incentive stock option does not realize any taxable income at the time of the grant or at the time of exercise, but in some circumstances may be subject to an alternative minimum tax as a result of the exercise. Similarly, we are not entitled to any deduction at the time of grant or at the time of exercise. If the employee makes no disposition of the shares acquired pursuant to an incentive stock option before the later of two years from the date of grant and one year from the date of exercise, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss. Under these circumstances, we will not be entitled to any deduction for federal income tax purposes. If the employee fails to hold the shares for that period, the disposal is treated as a disqualifying disposition. The gain on the disposition is ordinary income to the employee to the extent of the difference between the exercise price and the fair market value of our common stock on the exercise date. Any excess is long-term or short-term capital gain, depending on the holding period. Under these circumstances, we will be entitled to a tax deduction equal to the ordinary income amount the employee recognizes in a disqualifying disposition.

A participant who is granted a nonqualified stock option does not have taxable income at the time of grant but does have taxable income at the time of exercise. The income equals the difference between the exercise price and the fair market value of our common stock on the exercise date. We are entitled to a corresponding tax deduction for the same amount.

The grant of a SAR will produce no U.S. federal tax consequences for the participant or us. The exercise of a SAR results in taxable income to the participant equal to the difference between the exercise price and the fair market value of our common stock on the date of exercise and a corresponding tax deduction to us.

A participant who has been granted an award of restricted shares of common stock or an award of restricted stock units will not realize taxable income at the time of the grant. When the restrictions lapse, the participant will recognize taxable income in an amount equal to the excess of the fair market value of our common stock or cash received at that time over the amount, if any, paid for the shares, and we will be entitled to a corresponding tax deduction. Dividends on restricted stock paid to the participant during the restriction period will also be compensation income to the participant and will be deductible as compensation expense by us.

A participant who has been granted a performance award will not realize taxable income at the time of the grant, and we will not be entitled to a tax deduction at that time. A participant will realize ordinary income at the time the award is paid equal to the amount of cash paid or the fair market value of shares of our common stock delivered, and we will be entitled to a corresponding tax deduction.

We may deduct any taxes required by law to be withheld in connection with any award.

Section 409A of the Code generally provides that any deferred compensation arrangement which does not meet specific requirements regarding (1) timing of payouts, (2) advance election of deferrals or (3) restrictions on acceleration of payouts, will result in immediate taxation of any amounts deferred to the extent not subject to a substantial risk of forfeiture. Failure to comply with Section 409A may result in the early taxation (plus interest) to the holder of deferred compensation and the imposition of a 20% penalty on the holder on such deferred amounts included in the holder’s income. In general, to avoid a Section 409A violation, amounts deferred may only be paid out on separation from service, disability, death, a change in control, an unforeseen emergency (other than death, each as defined under Section 409A) or at a specified time. Furthermore, the election to defer generally must be made in the calendar year prior to performance of services, and any provision for accelerated payout other than for the reasons specified above may cause the amounts deferred to be subject to early taxation and to the imposition of the excise tax. Based on current guidance, awards of the type we have historically granted would satisfy the requirements of Section 409A, and we intend to structure future awards in a manner that complies with Section 409A.

Clawback Policy

All awards or amounts payable under the plan shall be subject to potential cancellation, rescission, clawback and recoupment (i) to the extent necessary to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any regulations or listing requirements promulgated thereunder or (ii) as may be required in accordance with the terms of any clawback policy as may be adopted by the Company.

Voting Requirement to Approve Proposal

Approval of the Amended and Restated Plan will require, in accordance with the rules of the New York Stock Exchange, the affirmative vote of a majority of the votes cast on the proposal to adopt the Amended and Restated Plan. Abstentions and broker non-votes on the proposal will not affect voting on the proposal.

Recommendation

Our Board of Directors believes the adoption of the Amended and Restated Plan is in the best interest of the Company and our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL

OF THE AMENDMENT AND RESTATEMENT OF THE 2013 OMNIBUS INCENTIVE PLAN.

PROPOSAL 7— STOCKHOLDER PROPOSAL REGARDING THE COMPANY’S GREENHOUSE GAS EMISSION REDUCTION TARGETS

The Company has received notice of the intention of a stockholder to present the following proposal for voting at the annual meeting. The text of the stockholder proposal and supporting statement appears exactly as received by the Company. All statements contained in a stockholder proposal and supporting statement are the sole responsibility of the proponent of such stockholder proposal. The Company will provide the names, addresses and shareholdings (to the Company’s knowledge) of the proponent of any stockholder proposal upon receiving an oral or written request made to the Company’s corporate secretary by mail at 2801 Post Oak Blvd., Houston, Texas 77056 or phone at (713) 960-9111.

PROPONENT’S STATEMENT IN SUPPORT OF STOCKHOLDER PROPOSAL

Whereas:

Climate change is one of the defining challenges of the 21st century and presents both financial risks and opportunities to companies.

Greenhouse gas emissions (GHG) stemming from human activities are driving a rise in mean temperatures. This is affecting human health and well-being as well as the natural environment, and poses significant risks to the global economy. Companies’ economic prospects are affected by technological developments, regulatory changes and the physical consequences of a changing climate.

As an international manufacturer and supplier of petrochemicals, polymers and building products, Westlake’s operations and value chain contribute to significant GHG emissions. As such, it is exposed to financial risks and opportunities as the world transitions to a low-carbon economy. In its 2021 ESG report, the company states that failure to avoid and/or mitigate negative impacts that can contribute to climate change “could have material reputational and regulatory consequences for our business as well as impact our social license to operate” 1.

The company has set a target to reduce Scope 1 and Scope 2 CO2 equivalent emissions per ton of production by 20% by 2030 from a 2016 baseline. Between 2016 and 2021, the company recorded a decrease in total Scope 1 and Scope 2 emissions intensity by 14.75%. Proponents recognise the existing efforts and achievements but believe strengthened 2030 targets and the establishment of a long-term target is needed to provide investors with a better understanding of how the company will align its business model with pathways to net zero emissions.

Resolved:

Shareholders request the company to strengthen their 2030 GHG emission reduction target and establish long-term targets to align business activities with net zero emissions by 2050 in line with the Paris Climate Agreement.

Supporting statement:

Long-term investors need to understand how the company plans to adapt its business model and align it with net zero global emissions. Such plans should encompass emissions from own operations, but also actions, such as investments in R&D or engagement with the company’s value chain, to manage risks and reduce indirect emissions.

[1]	Westlake - ESG Appendix 2021 - v5.1.pdf

In assessing the targets, we recommend, at management’s discretion to - cover scope 1 and 2 emissions, and other material indirect emissions as relevant - consider available guidance provided by the Science Based Targets initiative or other authoritative groups - develop transition plans with defined time frames, milestones and potential implications for capital expenditures.

BOARD OF DIRECTORS’ RESPONSE

The Board has carefully considered this proposal and concluded that its adoption is unnecessary and is not in the best interests of the Company and its stockholders given the Company’s recent GHG emissions reduction target that was set in 2022, as well as other sustainability efforts.

Our mission is to serve our customers by safely and reliably providing quality and sustainable products and services that enhance people’s lives every day. The Board agrees that there is increasing demand for global action to address climate change. Westlake has responded to this challenge by announcing on February 21, 2022 a target to reduce Scope 1 and Scope 2 CO2 equivalent emissions per ton of production by 20% by 2030 from a 2016 baseline. In addition, over the past few years, Westlake has announced several sustainability related milestones, including:

•

Introduction of lower-CO2 emission caustic soda and PVC, essential materials found in a variety of applications, including detergents, paper and packaging materials, pharmaceuticals, building products, medical devices and water treatments products.

•	Introduction of a lighter-weight, more durable molecular-oriented PVC (PVCO) pipe that is manufactured with a lower-carbon footprint than other water main pipe materials.

•	Acquisition of a global epoxy business that manufactures epoxies used to fabricate wind turbine blades and light-weight automotive components.

•	Acquisition of a consumer and building products business with products made from post-industrial-recycled polymers.

We believe the essential objective of the shareholder resolution is for Westlake to address the risks and opportunities presented by the global transition toward a lower emissions energy system, by setting GHG emission reduction targets covering our operations and products. The supporting statement included with the resolution requests that these targets address Scope 1 and 2, and other material indirect emissions—which may include Scope 3 emissions—and recites various reasons why the proponent believes this objective is beneficial, focusing primarily on the business, financial and market risks that Westlake may face in the future as the world seeks to limit the impact of global climate change. While our strategy to pursue these reductions reflects our deep understanding of our business and our industry, the proposal favors an untailored approach. For example, the proposal recommends alignment with the Science Based Targets initiative, when guidance for the Chemical sector is not yet available.

Westlake has taken and continues to take significant action to reduce our CO2 emissions and help address global climate change. Just last year, we established the GHG emission reduction targets noted above. These targets are publicly disclosed in the ESG section of our website under the heading “Operations/Products/Safety” and in our ESG Report, which we have published for five years in a row. The recently announced targets show our commitment to addressing the risks and opportunities presented by the global transition toward a lower emissions energy system.

As of 2021, we have achieved a total reduction of approximately 14.75% in carbon intensity from our 2016 baseline. As we seek to further expand our production and operations, we will need to continue to identify efficiencies in order to achieve our stated emissions targets.

We value engagement with our stockholders, who have been supportive of our strategy to date, and we continue to strive to understand their objectives and reach alignment. However, we will only make commitments to stockholders when we have a reasonable expectation and plan for achieving them. We think it is unwise to issue proclamations about future performance when there cannot be a clear line of sight on the strategy to achieve such goals. We ask that you consider and weigh the substantive actions we have taken to date and the plan we have laid out for the foreseeable future.

Scope 3 emissions are indirect emissions from sources neither owned nor operated by Westlake. Our Performance & Essential Materials businesses produce the fundamental chemical building blocks that are eventually used to make essential products for the agricultural, food, medical, construction, automotive, electrical and cleaning sectors, among others. As a supplier of these raw materials, we do not have the same risks or opportunities as downstream manufacturers that market products to end-consumers. The majority of our Performance & Essential Materials products require further processing before becoming end-use products. As a result, we do not control how those products are made, marketed and used. Although the proponent calls for indirect emissions targets, we do not believe that it is practical or sensible from an investor standpoint for Westlake to set targets for Scope 3 emissions.

We believe that our current approach to setting GHG emissions targets promotes accountability and avoids Scope 3 emission counting issues. We will continue to review our emissions targets periodically to ensure that they are effective and appropriate.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL 7.

PROPOSAL 8— STOCKHOLDER PROPOSAL REGARDING PREPARATION OF A REPORT ON REDUCING PLASTIC POLLUTION OF THE OCEANS

The Company has received notice of the intention of a stockholder to present the following proposal for voting at the annual meeting. The text of the stockholder proposal and supporting statement appears exactly as received by the Company. All statements contained in a stockholder proposal and supporting statement are the sole responsibility of the proponent of such stockholder proposal. The Company will provide the names, addresses and shareholdings (to the Company’s knowledge) of the proponent of any stockholder proposal upon receiving an oral or written request made to the Company’s corporate secretary by mail at 2801 Post Oak Blvd., Houston, Texas 77056 or phone at (713) 960-9111.

PROPONENT’S STATEMENT IN SUPPORT OF STOCKHOLER PROPOSAL

Whereas:

Plastics, with a lifecycle social cost at least ten times higher than their market price, actively threaten the world’s oceans, wildlife, and public health.2 Concern about the growing scale and impact of global plastic pollution has elevated the issue to crisis levels.3 Of particular concern are single-use plastics (SUPs),4 which make up the largest component of the 11 million metric tons of plastic ending up in waterways annually.5 Without drastic action, this amount could triple by 2040.6

In response to the plastic pollution crisis, countries and major packaging brands are beginning to drive reductions in virgin plastic use.7,8

Several studies demonstrate that a shift away from virgin plastic production is critical to curbing the flow of plastic into oceans.9 One of the most robust pathways is presented in the widely respected Breaking the Plastic Wave report, which finds that plastic leakage into the ocean can feasibly be reduced 80 percent under its System Change Scenario (SCS), which is based on a global shift to recycled plastics (almost tripling demand for recycled content) coupled with a one-third absolute reduction of virgin demand (mostly of virgin SUPs).10,11

The future under the SCS – one built partly on recycled plastics and circular business models – looks drastically different than today’s linear take-make-waste production model and would peak virgin plastic demand globally before 2030.

Westlake Chemical is estimated to be among the top 40 largest global producers of SUP-bound polymers12 yet has not issued a plan or goal for transition of production to recycled polymers. Competitor Dow Inc. has committed to produce 3 million tons of feedstock from recycled and renewable sources annually by 2030. Shareholders thus face a growing risk from the Company’s continued investment in virgin plastic production infrastructure with no substantial commitment to recycled polymers.13

[2]	https://wwfint.awsassets.panda.org/downloads/wwf_pctsee_report_english.pdf.
[3]	https://www.unep.org/resources/pollution-solution-global-assessment-marine-litter-and-plastic-pollution.
[4]	As defined by the European Union, a global pioneer in SUP reduction, at https://eur-lex.europa.eu/legal-content/EN/TXT/PDF/?uri=CELEX:32019L0904&from=EN#page=8.
[5]	https://www.minderoo.org/plastic-waste-makers-index/findings/executive-summary/.
[6]	https://www.nationalgeographic.com/science/article/plastic-trash-in-seas-will-nearly-triple-by-2040-if-nothing-done.
[7]	https://www.pbs.org/newshour/science/bold-single-use-plastic-ban-kicks-europes-plastic-purge-into-high-gear.
[8]	https://www.edie.net/news/5/Ellen-MacArthur-Foundation - Plastic-use-by-big-businesses-likely-to-peak-in-2021/.
[9]	https://www.theguardian.com/environment/2021/jul/01/call-for-global-treaty-to-end-production-of-virgin-plastic-by-2040.
[10]	https://www.pewtrusts.org/-/media/assets/2020/07/breakingtheplasticwave_report.pdf.
[11]	https://www.science.org/doi/full/10.1126/science.aba9475.
[12]	https://www.minderoo.org/plastic-waste-makers-index/.
[13]	https://www.asyousow.org/reports/plastics-the-last-straw-for-big-oil.

Resolved:

With board oversight, shareholders request that Westlake Chemical prepare a report, at reasonable cost and omitting proprietary information, describing how the Company could shift its plastic resin business model from virgin to recycled polymer production as a means of reducing plastic pollution of the oceans.

Supporting Statement:

Proponents suggest, at Company discretion, the analysis include:

•	Quantification (in tons and/or as a percentage of total production) of the Company’s polymer production for SUP markets.

•	Plans to ensure that shifting from virgin to recycled plastics will utilize recycling technologies that are cost-effective, process and energy efficient, and environmentally sound.

BOARD OF DIRECTORS’ RESPONSE

The Board has carefully considered this proposal and concluded that its adoption is unnecessary and is not in the best interests of the Company given the Company’s robust sustainability policies and programs that are already in place.

Our mission is to serve our customers by safely and reliably providing quality and sustainable products and services that enhance people’s lives every day. The Board understands that plastic waste is a global environmental issue and believes that the chemicals industry, among others, should develop policies and practices to address that issue. However, while plastic waste in the environment is an issue that must be addressed, plastics are valuable to society and offer solutions in almost every part of modern life. The benefits of plastics are compelling and help make modern life possible.

We believe the essential objective of the shareholder resolution is for Westlake to address the risks and opportunities presented in the manufacturing of durable plastics to benefit society while minimizing plastic wastes in the society, which the Company acknowledge needs to be addressed. For instance, all of our acquisitions in the past 18 months, totaling over $3.8 billion, are in durable products. Currently, the vast majority of our plastic products are used for durable, long-lasting goods such as pipe and fittings products, siding, roofing and other exterior products, automobile components, wiring and wind turbine blades. The remainder of our plastic products are principally used in applications such as medical tubing and intravenous (IV) bags, food packaging, medical packaging and trash bags that must be discarded after use for health and sanitary reasons.

Westlake’s sustainable product portfolio is multi-faceted and growing—as our customers and markets continue to evolve. We have had discussions with many companies, both direct customers as well as end users, surrounding their sustainability needs and opportunities to help reduce plastic waste by including either post-consumer recycled (PCR) or post-industrial recycled (PIR) resin content in their products. Our sustainable product offerings are continuously being adapted to these needs, and we work with customers to properly introduce these products into the marketplace.

In September 2021, we acquired Dimex LLC, a leading manufacturer of consumer products made from post-industrial, recycled polymers. Westlake Dimex is one of the largest recyclers of plastic materials in the United States, processing 100 million pounds of scrap and waste annually, including an increasing amount of scrap materials from other Westlake businesses, including Westlake Royal Building Products, DaVinci Roofscapes and Westlake Pipe & Fittings. Using a proprietary blending process, Westlake Dimex turns scrap materials into finished products.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL 8.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

We do not know of any matters other than those stated above which are to be brought before the annual meeting of the stockholders. However, if any other matters should be properly presented for consideration and voting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their judgment.

HOUSEHOLDING

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each such stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside and you are not participating in the electronic delivery of proxy material, you will likely be receiving only one annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, that stockholder should contact their broker or send a request to our Investor Relations Department, Westlake Corporation, 2801 Post Oak Blvd., Suite 600, Houston, Texas 77056, telephone number (713) 960-9111. The Company will deliver, promptly upon written or oral request to the Investor Relations Department, a separate copy of the 2022 annual report to stockholders and this proxy statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered. If you hold your shares through a broker and you reside at an address at which two or more stockholders reside, but you are currently receiving more than one copy of the annual report and proxy statement, you may request delivery of a single copy of the annual report and proxy statement by contacting your broker or sending a request to the address above. The annual report is not a part of the proxy solicitation material.

OBTAINING COPIES OF THE COMPANY’S FORM 10-K

STOCKHOLDERS OF THE COMPANY MAY OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2022 BY SENDING A WRITTEN REQUEST FOR THE FORM 10-K TO THE INVESTOR RELATIONS DEPARTMENT, WESTLAKE CORPORATION, 2801 POST OAK BLVD., SUITE 600, HOUSTON, TEXAS 77056.

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Proposals by stockholders intended to be presented at the 2024 annual meeting of stockholders must be forwarded in writing and received at our principal executive offices no later than December 2, 2023, directed to the attention of the corporate secretary, for consideration for inclusion in our Proxy Statement for the annual meeting of stockholders to be held in 2024. Any stockholder proposals must comply in all respects with the rules and regulations of the SEC. Moreover, with regard to any proposal by a stockholder not seeking to have its proposal included in the 2024 proxy statement but seeking to have its proposal considered at the 2024 annual meeting, our bylaws require that a stockholder notify us of its proposal between November 13, 2023 and January 12, 2024; provided, that if the date of the 2024 annual meeting is more than 30 days before or 60 days after the anniversary date of the 2023 annual meeting, such notice must be delivered no later than the later of the 120th day prior to the 2024 annual meeting and the 10th day following the day on which we first publicly announce the date of the 2024 annual meeting.

DIRECTOR NOMINATIONS FOR THE NEXT ANNUAL MEETING

Pursuant to our bylaws, stockholders who intend to nominate a director candidate other than our nominees must provide advance notice of a director nomination, which notice must be received at our principal executive offices during the period beginning November 13, 2023 and ending January 12, 2024; provided, that if the date of the 2024 annual meeting is more than 30 days before or 60 days after the anniversary date of the 2023 annual meeting, such notice must be delivered no later than the later of the 120th day prior to the 2024 annual meeting and the 10th day following the day on which we first publicly announce the date of the 2024 annual meeting. In addition to satisfying the nomination requirements in our bylaws, stockholders seeking to include their director nominations in our 2024 proxy materials must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 12, 2024; provided, that if the date of the 2024 annual meeting has changed by more than 30 days from the previous year, then notice must be provided by the later of 60 calendar days prior to the date of the annual meeting or the 10th calendar day following the day on which we first publicly announce the date of the 2024 annual meeting.

L. Benjamin Ederington Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary

March 31, 2023

APPENDIX A

PROPOSED AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION

EXCULPATION OF THE COMPANY’S DIRECTORS AND OFFICERS

SEVENTH: No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer of the Corporation, as applicable; provided, however, that this Article SEVENTH shall not eliminate or limit the liability of (a) a director or officer for any breach of such director’s or officer’s duty of loyalty to the Corporation or its stockholders, (b) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) a director under Section 174 of the DGCL, as the same exists or as such provision may hereafter be amended, supplemented or replaced, (d) a director or officer for any transactions from which such director or officer derived an improper personal benefit, or (e) an officer in any action by or in the right of the Corporation. If the DGCL is amended after the approval by the stockholders of this Article SEVENTH to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by such law, as so amended. Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such repeal or modification.

APPENDIX B

WESTLAKE CORPORATION

2013 OMNIBUS INCENTIVE PLAN

(As Amended and Restated Effective May [11], 2023)

1. Purpose of the Plan. The Westlake Corporation 2013 Omnibus Incentive Plan, as amended and restated effective May [11], 2023 (the “Plan”) of Westlake Corporation, a Delaware corporation (the “Company”), is intended to advance the best interests of the Company and its Subsidiaries by providing certain Employees, Directors and Consultants of the Company and its Subsidiaries with additional incentives through the grant of Options to purchase common stock, par value US $0.01 per share of the Company (“Common Stock”), Stock Appreciation Rights (“SARs”), Restricted Stock, Stock Units, Cash Awards and/or Performance Awards, thereby increasing the personal stake of such Employees, Directors and Consultants in the continued success and growth of the Company. The Plan is a continuation, and amendment and restatement, of the Company’s 2004 Omnibus Incentive Plan.

2. Definitions. As used herein, the terms set forth below shall have the following respective meanings:

“Administrator” means the Compensation Committee of the Board or such other committee as designated by the Board.

“Affiliate” means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.

“Authorized Officer” means the Chief Executive Officer or the Chief Administrative Officer of the Company (or any other senior officer of the Company to whom the Administrator or such Authorized Officer shall delegate the authority to execute any Award Agreement or to carry out any actions, duties or other responsibilities under the Plan as may be permitted by applicable law and directed by the Administrator, where applicable).

“Award” means an Employee Award, a Director Award or Consultant Award.

“Award Agreement” means a written or electronic notice or agreement setting forth the terms, conditions and limitations applicable to an Award, to the extent the Administrator determines such agreement or notice is necessary.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board” means the Board of Directors of the Company.

“Cash Award” means an Award denominated in cash, but shall not include benefits under any annual incentive plan or annual bonus plan.

“Cause” means any of the following, unless the applicable Award Agreement states otherwise:

(a)	Conviction by a court of competent jurisdiction of any felony or a crime involving moral turpitude;

(b)	Knowing failure or refusal to follow reasonable instructions given on behalf of the Company or reasonable policies, standards and regulations of the Company or any Subsidiary;

(c)	Continued failure or refusal to faithfully and diligently perform the usual, customary duties of employment or service with the Company or any Subsidiary;

(d)	Continuously conducting oneself in an unprofessional, unethical or immoral manner; or

(e)	any fraudulent conduct or conduct which discredits the Company or any Subsidiary or is detrimental to the reputation, character and standing of the Company or any Subsidiary.

“Change in Control” means, unless the Administrator determines otherwise with respect to an Award at the time the Award is granted or unless otherwise defined for purposes of an Award in an Award Agreement, the occurrence of any of the following events:

(a) The direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to any Person that is not a Subsidiary of the Company;

(b) The Incumbent Directors cease for any reason to constitute at least a majority of the Board;

(c) The consummation of a complete liquidation or dissolution of the Company;

(d) The acquisition by any Person of Beneficial Ownership of 50% or more (on a fully diluted basis) of either (i) the then outstanding shares of Common Stock of the Company, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company or any Affiliate, (B) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate (or its related trust), (C) any acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities, (D) any acquisition by any entity pursuant to a transaction that meets the conditions of clauses (i), (ii) and (iii) set forth in subsection (e) of this definition, or (E) any acquisition by a Permitted Holder; or

(e) The consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (A) the entity resulting from such Business Combination (the “Surviving Company”), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination; (ii) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company) is or becomes the Beneficial Owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company); and (iii) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination.

“Change in Control Protection Period” means, unless otherwise defined for purposes of an Award in an Award Agreement, the twenty-four-month period following a Change in Control.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” means Westlake Corporation, a Delaware corporation, or any successor thereto.

“Consultant” means any person engaged by the Company or any of its Subsidiaries to render bona fide advisory or consulting services to such entity, provided the services (a) are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities. Neither service solely as a Director nor payment solely of a Director’s fee by the Company shall be sufficient to qualify the Director as a “Consultant” of the Company or any of its Subsidiaries.

“Consultant Award” means any Option, Stock Appreciation Right, Stock Award or Cash Award (including any Performance Award) granted, whether singly, in combination or in tandem, to a Consultant pursuant to such applicable terms, conditions and limitations (including treatment as a Performance Award) as the Administrator may establish in order to fulfill the objectives of the Plan.

“Continuous Service” means that the Participant’s service with the Company or a Subsidiary, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or a Subsidiary as an Employee, Director or Consultant or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service; provided further that if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code. For example, a change in status from an Employee of the Company to a Director of a Subsidiary will not constitute an interruption of Continuous Service. The Administrator, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence. The Administrator, in its sole discretion, may determine whether a Company transaction, such as a sale or spin-off of a division or Subsidiary that employs a Participant, shall be deemed to result in a termination of Continuous Service for purposes of affected Awards, and such decision shall be final, conclusive and binding.

“Director” means an individual who is a member of the Board that is not an Employee of the Company or any of its Subsidiaries.

“Director Award” means any Option, Stock Appreciation Right or Stock Award granted, whether singly, in combination or in tandem, to a Director pursuant to such applicable terms, conditions and limitations as the Administrator may establish in order to fulfill the objectives of the Plan.

“Dividend Equivalents” means an amount equal to all dividends and other distributions (or the economic equivalent thereof) that are payable by the Company on one share of Common Stock to stockholders of record, which, in the discretion of the Administrator, may be awarded (i) in connection with any Award under the Plan while such Award is outstanding or otherwise subject to a Restriction Period and on a like number of shares of Common Stock under such Award or (ii) singly.

“Effective Date” means May [11], 2023.

“Employee” means an employee of the Company or any of its Subsidiaries and an individual who has agreed to become an Employee of the Company or any of its Subsidiaries and actually becomes such an Employee within the following six months.

“Employee Award” means any Option, Stock Appreciation Right, Stock Award or Cash Award (including any Performance Award) granted, whether singly, in combination or in tandem, to an Employee pursuant to such applicable terms, conditions and limitations (including treatment as a Performance Award) as the Administrator may establish in order to fulfill the objectives of the Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” of a share of Common Stock means, as of a particular date, (i) (A) if Common Stock is listed on a national securities exchange, the mean between the highest and lowest sales price per share of the Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, or, at the discretion of the Administrator, the price prevailing on the exchange at the time of exercise, (B) the mean between the highest and lowest sales price per share of such Common Stock reported on the consolidated transaction reporting system for The Nasdaq Stock Market, Inc. or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was reported, (C) if Common Stock is not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by The Nasdaq Stock Market, Inc., or, if not reported by The Nasdaq Stock Market, Inc., by the National Quotation Bureau Incorporated or (D) if Common Stock is not publicly traded, the most recent value determined by an independent appraiser appointed by the Company for such purpose, or (ii) if applicable, the price per share as determined in accordance with the procedures of a third party administrator retained by the Company to administer the Plan.

“Good Reason” means, unless the applicable Award Agreement states otherwise:

(a) If an Employee or Consultant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Good Reason, the definition contained therein; or

(b) If no such agreement exists or if such agreement does not define Good Reason, the occurrence of one or more of the following without the Participant’s express written consent, which circumstances are not remedied by the Company within thirty (30) days of its receipt of a written notice from the Participant describing the applicable circumstances (which notice must be provided by the Participant within ninety (90) days of the Participant’s knowledge of the applicable circumstances): (i) any material, adverse change in the Participant’s duties, responsibilities, authority, title, status or reporting structure; (ii) a material reduction in the Participant’s base salary or bonus opportunity; or (iii) a geographical relocation of the Participant’s principal office location by more than fifty (50) miles.

“Grant Date” means the date an Award is granted to a Participant pursuant to the Plan. The Grant Date for a substituted award is the Grant Date of the original award.

“Grant Price” means the price at which a Participant may exercise his or her right to receive cash or Common Stock, as applicable, under the terms of an Award.

“Incentive Option” means an Option that is intended to comply with the requirements set forth in Section 422 of the Code.

“Incumbent Directors” means individuals who, on the Effective Date, constitute the Board, provided that any individual becoming a Director subsequent to the Effective Date whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) shall be an Incumbent Director. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

“Nonqualified Option” means an Option that is not an Incentive Option.

“Option” means a right to purchase a specified number of shares of Common Stock at a specified price.

“Participant” means an Employee, Director or Consultant to whom an Award has been granted under this Plan.

“Performance Award” means an Award made pursuant to this Plan that is subject to the attainment in the future of one or more Performance Goals.

“Performance Goal” means a standard established by the Administrator, to determine in whole or in part whether a Performance Award shall be earned.

“Permitted Holder” means (x) TTWF LP, a Delaware limited partnership, and its limited partners, and/or (y) TTWFGP LLC, a Delaware limited liability company and the general partner of TTWF LP, and its managers and members, and (z) the beneficiaries of any limited partner of TTWF LP or member or manager of TTWFGP LLC that is a trust, and (w) any corporation or other entity that, directly or through one or more intermediaries, is majority-controlled by any combination of individuals and entities described in clauses (x), (y) and (z).

“Person” means a person as defined in Section 13(d)(3) of the Exchange Act.

“Restricted Stock” means Common Stock that is restricted or subject to forfeiture provisions.

“Restriction Period” means a period of time beginning as of the Grant Date of an Award of Restricted Stock and ending as of the date upon which the Common Stock subject to such Award is no longer restricted or subject to forfeiture provisions.

“Stock Appreciation Right” or “SAR” means a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value or other specified valuation of a specified number of shares of Common Stock on the date the right is exercised over a specified Grant Price, in each case as determined by the Administrator.

“Stock Award” means an Award in the form of shares of Common Stock or Stock Units, including an award of Restricted Stock.

“Stock Unit” means a unit evidencing the right to receive in specified circumstances one share of Common Stock (as determined by the Administrator) granted to either an Employee, a Director or a Consultant.

“Subsidiary” means (i) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing more than 50% of the combined voting power of the shares of all classes or series of capital stock of that corporation that have the right to vote generally on matters submitted to a vote of the stockholders of that corporation and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns more than 50% of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).

3. Eligibility.

(a) Employees. Individuals eligible for the grant of Employee Awards under this Plan are Employees, including Employees that may serve as a director of the Company.

(b) Directors. Members of the Board eligible for the grant of Director Awards under this Plan are those who are Directors.

(c) Consultants. Individuals eligible for the grant of Consultant Awards under this Plan are those who are Consultants.

4. Common Stock Available for Awards. Subject to the provisions of Section 14 hereof, the maximum aggregate number of shares of Common Stock which may be issued pursuant to all Awards is 15,504,000 shares.

The number of shares of Common Stock that are the subject of Awards under this Plan that are forfeited or terminated without issuance of the full number of shares of Common Stock to which the Award related, expire unexercised or are settled in cash in lieu of Common Stock shall not be counted against the aggregate plan maximum or any sublimit set forth above and shall again immediately become available for Awards hereunder. Notwithstanding anything to the contrary contained herein, shares subject to an Award under this Plan shall be counted against the aggregate plan maximum or any sublimit set forth above and will not again be made available for Award hereunder if such shares are (a) shares tendered in payment of an Option or Stock Appreciation Right, (b) shares delivered or withheld by the Company to satisfy any tax withholding obligation (c) shares that are not issued or delivered as a result of the net-settlement of an outstanding Option or Stock Appreciation Right, or (d) shares that are repurchased or redeemed on the open market with the proceeds of the exercise of an Option. Shares of Common Stock delivered under the Plan as an Award or in settlement of an Award issued or made (a) upon the assumption, substitution, conversion or replacement of outstanding awards under a plan or arrangement of an entity acquired in a merger or other acquisition or (b) as a post-transaction grant under such a plan or arrangement of an acquired entity shall not reduce or be counted against the maximum number of shares of Common Stock available for delivery under the Plan, to the extent that the exemption for transactions in connection with mergers acquisitions from the shareholder approval requirements of the New York Stock Exchange for equity compensation plans applies. The Administrator may from time to time adopt and observe such rules and procedures concerning the counting of shares against the Plan maximum or any sublimit as it may deem appropriate, including rules more restrictive than those set forth above to the extent necessary to satisfy the requirements of any national stock exchange on which the Common Stock is listed or any applicable regulatory requirement. The Board and the appropriate officers of the Company are authorized to take from time to time whatever actions are necessary, and to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to Awards.

5. Administration.

(a) This Plan shall be administered by the Administrator, except as otherwise provided herein.

(b) Subject to the provisions hereof, the Administrator shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Administrator shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper. The Administrator may, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions applicable to an Award, waive any restriction or other provision of this Plan (insofar as such provision relates to Awards) or an Award or otherwise amend or modify an Award in any manner that is either (i) not adverse to the Participant to whom such Award was granted or (ii) consented to by such Participant. Notwithstanding anything herein to the contrary, without the prior approval of the Company’s stockholders, Awards issued under the Plan will not be repriced, replaced or regranted through cancellation or by decreasing the exercise price of a previously granted Award. The Administrator may make an Award to an individual who it expects to become an Employee of the Company or any of its Subsidiaries within the next six months, with such award being subject to the individual’s actually becoming an Employee within such time period, and subject to such other terms and conditions as may be established by the Administrator. The Administrator may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Administrator deems necessary or desirable to further the Plan purposes. Any decision of the Administrator, with respect to Awards, in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

(c) No member of the Administrator or Authorized Officer of the Company to whom the Administrator has delegated authority in accordance with the provisions of Section 6 of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Administrator or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

6. Delegation of Authority. Following the authorization of a pool of cash or shares of Common Stock to be available for Awards, the Administrator may authorize an Authorized Officer of the Company, if and to the extent permitted by applicable law, rule or regulation, or a subcommittee of members of the Administrator to grant individual Employee Awards and Consultant Awards from such pool pursuant to such conditions or limitations as the Administrator may establish. The Administrator may also delegate to an Authorized Officer its administrative duties under this Plan (excluding its granting authority) pursuant to such conditions or limitations as the Administrator may establish. The Administrator may engage or authorize the engagement of a third-party administrator to carry out administrative functions under the Plan.

7. Awards.

(a) The Administrator shall determine the type or types of Awards to be made under this Plan and shall designate from time to time the Participants who are to be the recipients of such Awards. Each Award may, in the discretion of the Administrator, be embodied in an Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Administrator in its sole discretion and, if required by the Administrator, shall be signed or affirmatively accepted by the Participant to whom the Award is granted and by an Authorized Officer for and on behalf of the Company. Awards may consist of those listed in this Section 7(a) and may be granted singly, in combination or in tandem. Awards may also be granted in combination or in tandem with, in replacement of (subject to Sections 12 and 9(d)), or as alternatives to, grants or rights under this Plan or any other plan of the Company or any of its Subsidiaries, including the plan of any acquired entity. An Award may provide for the grant or issuance of additional, replacement or alternative Awards upon the occurrence of specified events. All or part of an Award may be subject to conditions established by the Administrator, which may include, but are not limited to, continuous service with the Company and its Subsidiaries, execution and compliance with contracts required by the Company for the position(s) held by the Participant, achievement of specific business objectives, items referenced to in clause (v) below, and other comparable measurements of performance.

Upon an Employee’s termination of employment or a Consultant’s termination of service, any unexercised, deferred, unvested or unpaid Employee Awards or Consultant Awards shall be treated as set forth in the applicable Award Agreement or as otherwise specified by the Administrator.

(i) Option. An Employee Award or Consultant Award may be in the form of an Incentive Option or a Nonqualified Option. A Director Award may be in the form of a Nonqualified Option. The term of the Option shall extend no more than 10 years after the Grant Date. The price at which any share of Common Stock may be purchased on the exercise of any Option will not be less than the Fair Market Value of a share of the Common Stock on the date of grant of that Option. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Options awarded pursuant to this Plan, including the Grant Price, minimum vesting, the number of shares subject to the Option and the date or dates upon which they become exercisable, shall be determined by the Administrator.

(ii) Stock Appreciation Rights. An Award may be in the form of an SAR. SARs may be granted in tandem with an Option or other Award, either at the time of grant or by later amendment thereto, or on a freestanding basis not related to any other Award. The Grant Price of an SAR shall be determined by the Administrator but shall not be less than the Fair Market Value of the Common Stock subject to such SAR on the Grant Date or the Grant Price of a tandem Option to which such SAR relates. The holder of a tandem SAR may elect to exercise either the Option or the SAR, but not both. The exercise period for an SAR shall extend no more than 10 years after the Grant Date. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any SARs awarded to Participants pursuant to this Plan, including the Grant Price, the term of any SARs and the date or dates upon which they become exercisable, shall be determined by the Administrator.

(iii) Stock Award. An Employee Award, Director Award, or Consultant Award may be in the form of a Stock Award. The terms, conditions and limitations applicable to any Stock Awards granted to Participants pursuant to this Plan shall be determined by the Administrator, subject to the limitations specified below.

(iv) Cash Award. An Employee Award or Consultant Award may be in the form of a Cash Award. The terms, conditions and limitations applicable to any Cash Awards granted pursuant to this Plan shall be determined by the Administrator.

(v) Performance Award. Without limiting the type or number of Employee Awards, Director Awards or Consultant Awards that may be made under the other provisions of this Plan, an Employee Award, Director Award or Consultant Award may be in the form of a Performance Award. The terms, conditions and limitations applicable to any Performance Awards granted to Participants pursuant to this Plan shall be determined by the Administrator, subject to the limitations specified below. The Administrator shall set Performance Goals in its discretion which, depending on the extent to which they are met, will determine the value and/or amount of Performance Awards that will be paid out to the Participant and/or the portion of an Award that may be exercised. A Performance Goal may include one or more of the following: increased revenue; net income measures (including but not limited to income after capital costs and income before or after taxes); stock price measures (including but not limited to growth measures and total stockholder return); price per share of Common Stock; market share; net earnings; earnings per share (actual or targeted growth); earnings before interest, taxes, depreciation, and amortization (“EBITDA”); earnings before interest, taxes and amortization (“EBITA”); earnings before interest and taxes (“EBIT”); net operating profit after tax (“NOPAT”); economic value added (or an equivalent metric); market value added; debt to equity ratio; cash flow measures (including but not limited to cash flow per share, cash flow return on capital, cash flow return on tangible capital, net cash flow, net cash flow before financing activities and improvement in or attainment of working capital levels); financial measures (including but not limited to spreads, margin, meeting budget and unit revenue); cost measures or controls (including but not limited to conversion costs, controllable costs, procurement costs, freight costs and material savings); quality measures (including but not limited to product quality, scrap rate, prime production and complaints and returns); return measures (including but not limited to return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors’ capital and return on average equity); operating measures (including operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, operating efficiency, production volumes and production efficiency); expense measures (including but not limited to overhead cost, product cost, general and administrative expense and improvement in or attainment of expense levels); marketing and logistics measures (including but not limited to days of inventory, days sales outstanding, on time delivery or shipment and distribution rates); margins; stockholder value; proceeds from dispositions; total market value; reliability; productivity measures (including but not limited to on stream factor, operating rates, energy efficiency, yields and pounds per employee); corporate values measures (including ethics compliance, environmental, and safety) and debt reduction. Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria).

(b) Notwithstanding anything to the contrary contained in this Plan, the following limitations shall apply to any Awards made hereunder:

(i) No Employee may be granted, during any calendar year, Awards consisting of Options or SARs that are exercisable for more than 1,500,000 shares of Common Stock (the limitation set forth in this clause (b)(i), together with the limitations set forth in clauses (b)(ii) below, being hereinafter collectively referred to as the “Stock Based Awards Limitations”).

(ii) No Employee may be issued, during any calendar year, more than 1,500,000 shares of Common Stock in connection with Stock Awards.

(iii) No Employee may be granted Awards consisting of Cash Awards that are intended to constitute performance-based awards subject to Section 7(a)(v)(B) having a maximum payment value in any calendar year in excess of $12,500,000.

(iv) No Director may be granted Awards in any calendar year having a value as determined on the Grant Date, taken together with any cash fees paid by the Company to such Director in such calendar year, in excess of $1,000,000.

(v) Awards granted under the Plan (other than Cash Awards) shall vest no earlier than one (1) year after the Grant Date; provided, that the following Awards shall not be subject to the foregoing minimum vesting requirement: (a) Awards granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines, (ii) shares delivered in lieu of fully vested Cash Awards and (iii) any additional Awards the Administrator may grant, up to a maximum of 5% of the share of Common Stock authorized for issuance under the Plan pursuant to Section 4 (subject to adjustment under Section 14); and, provided, further, that the foregoing restriction does not apply to the Administrator’s discretion to provide for accelerated exercisability or vesting of any Award.

(vi) Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of shares of Common Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other Option held by a Participant.

8. Non-United States Participants. The Administrator may grant awards to persons outside the United States under such terms and conditions as may, in the judgment of the Administrator, be necessary or advisable to comply with the laws of the applicable foreign jurisdictions and, to that end, may establish sub-plans, modified option exercise procedures and other terms and procedures. Notwithstanding the above, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Code, any securities law, any governing statute, or any other applicable law.

9. Payment of Awards.

(a) General. Payment made to a Participant pursuant to an Award may be made in the form of cash or Common Stock, or a combination thereof, and may include such restrictions as the Administrator shall determine, including, in the case of Common Stock, restrictions on transfer and forfeiture provisions. If such payment is made in the form of Restricted Stock, the Administrator shall specify whether the underlying shares are to be issued at the beginning or end of the Restriction Period. In the event that shares of Restricted Stock are to be issued at the beginning of the Restriction Period, the certificates evidencing such shares (to the extent that such shares are so evidenced) shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto. In the event that shares of Restricted Stock are to be issued at the end of the Restricted Period, the right to receive such shares shall be evidenced by book entry account or in such other manner as the Administrator may determine.

(b) Deferral. With the approval of the Administrator, amounts payable in respect of Awards may be deferred and paid either in the form of installments or as a lump-sum payment. The Administrator may permit selected Participants to elect to defer payments of some or all types of Awards or any other compensation otherwise payable by the Company in accordance with procedures established by the Administrator and may provide that such deferred compensation may be payable in shares of Common Stock. Any deferred payment pursuant to an Award, whether elected by the Participant or specified by the Award Agreement or the terms of the Award or by the Administrator, may be forfeited if and to the extent that the Award Agreement or the terms of the Award so provide.

(c) Dividends, Earnings and Interest. Rights to dividends or Dividend Equivalents may be extended to and made part of any Award, subject to such terms, conditions and restrictions as the Administrator may establish. The Administrator may also establish rules and procedures for the crediting of interest or other earnings on deferred cash payments and Dividend Equivalents for Awards. Dividend Equivalents with respect to any Award of Performance Stock Units may only be credited with respect to earned Performance Stock Units.

(d) Substitution of Awards. Subject to Sections 12 and 14, at the discretion of the Administrator, an Employee or Consultant may be offered an election to substitute an Employee Award or Consultant Award for another Employee Award or Consultant Award or Employee Awards or Consultant Awards of the same or different type; provided, however, that no Option may be granted in exchange, replacement or substitution of an Option having a higher exercise price and no Awards (including, but not limited to, Cash Awards) may be granted in exchange, replacement or substitution of an Option with an exercise price per share greater than the Fair Market Value of a share of Common Stock.

10. Payment of Grant Price. The Grant Price shall be paid in full at the time of exercise in cash or, if permitted by the Administrator and elected by the Participant, the Participant may purchase such shares by means of tendering Common Stock or surrendering another Award valued at Fair Market Value on the date of exercise, or any combination thereof. The Administrator shall determine acceptable methods and requirements for Participants to tender Common Stock or other Awards. The Administrator may provide for procedures to permit the exercise or purchase of such Awards by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Award. The Administrator may adopt additional rules and procedures regarding the payment of the Grant Price of Awards from time to time, provided that such rules and procedures are not inconsistent with the provisions of this Section 10.

A Participant desiring to pay the Grant Price of an Option by tendering Common Stock using the method of attestation may, subject to any such conditions and in compliance with any such procedures as the Administrator may adopt, do so by attesting to the ownership of Common Stock of the requisite value in which case the Company shall issue or otherwise deliver to the Participant upon such exercise a number of shares of Common Stock subject to the Option equal to the result obtained by dividing (a) the excess of the aggregate Fair Market Value of the shares of Common Stock subject to the Option for which the Option (or portion thereof) is being exercised over the Grant Price payable in respect of such exercise by (b) the Fair Market Value per share of Common Stock subject to the Option, and the Participant may retain the shares of Common Stock the ownership of which is attested.

11. Taxes. The Company or its designated third party administrator shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes or other amounts required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Administrator may also permit withholding to be satisfied by a cash payment to the Company or the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made.

12. Amendment, Modification, Suspension or Termination of the Plan. The Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant and (ii) no amendment or alteration shall be effective prior to its approval by the stockholders of the Company to the extent such approval is required by applicable legal requirements or the applicable requirements of the securities exchange on which the Company’s Common Stock is listed. The Board may designate its authority under this section to the Compensation Committee of the Board or such other committee as designated by the Board.

13. Assignability. Unless otherwise determined by the Administrator and provided in the Award Agreement or the terms of the Award, no Award or any other benefit under this Plan shall be assignable or otherwise transferable except by will, by beneficiary designation or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. In the event that a beneficiary designation conflicts with an assignment by will, the beneficiary designation will prevail. The Administrator may prescribe and include in applicable Award Agreements or the terms of the Award other restrictions on transfer. Any attempted assignment of an Award or any other benefit under this Plan in violation of this Section 13 shall be null and void.

14. Adjustments.

(a) The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the existing Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

(b) In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then (i) the number of shares of Common Stock reserved under this Plan and available for issuance pursuant to specific types of Awards as described in Section 4, (ii) the number of shares of Common Stock covered by outstanding Awards, (iii) the appropriate Fair Market Value and other price determinations for such Awards, and (iv) the Stock Based Awards Limitations shall each be proportionately adjusted by the Administrator as appropriate to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another Company or entity, the adoption by the Company of any plan of exchange affecting Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Administrator shall make appropriate adjustments to (x) the number of shares of Common Stock reserved under this Plan and (y)(i) the number of shares of Common Stock covered by Awards, (ii) the Grant Price or other price in respect of such Awards, (iii) the appropriate Fair Market Value and other price determinations for such Awards, and (iv) the Stock Based Awards Limitations to reflect such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the Awards and preserve, without increasing, the value of such Awards. In the event of a corporate merger, consolidation, acquisition of assets or stock, separation, reorganization, or liquidation, the Board shall be authorized (x) to assume under the Plan previously granted compensatory awards, or to substitute new Awards for previously granted compensatory awards, including Awards, as part of such adjustment; (y) to cancel Awards that are Options or SARs and give the Participants who are the holders of such Awards notice and opportunity to exercise for 30 days prior to such cancellation; or (z) to cancel any such Awards and to deliver to the Participants cash in an amount that the Board shall determine in its sole discretion is equal to the fair market value of such Awards on the date of such event, which in the case of Options or SARs shall be the excess of the Fair Market Value of Common Stock on such date over the exercise or strike price of such Award.

15. Effect of Change in Control. Notwithstanding any other provision of the Plan to the contrary, unless the Administrator determines otherwise in the Award Agreement, in the event of a Change in Control:

(a) If the continuing entity after a Change in Control fails to assume or replace an Award with a new award of equivalent value and substantially equivalent terms, such Award shall become fully vested and immediately exercisable or payable on the date of the Change in Control; provided, however, that in the case of an Award that is subject to attaining one or more Performance Goals, the Award shall vest, based upon the extent to which performance metrics were actually achieved as of such Change in Control.

(b) If the continuing entity after a Change in Control assumes or replaces an Award with a new award of equivalent value and substantially equivalent terms, the assumed or replaced Award shall vest in accordance with the original vesting schedule set forth in the Award Agreement and shall not accelerate, except that upon the termination of the Participant’s Continuous Service by the Company without Cause or by the Participant for Good Reason during the Change in Control Protection Period, any assumed or replaced Award shall become vested and immediately exercisable on a pro rata basis based on the number of days of Continuous Service during the applicable vesting period. With respect to an Award that is subject to the attainment of one or more Performance Goals, the Award shall be determined to have been achieved based upon the extent to which performance metrics were actually achieved as of such Change in Control and shall vest in accordance with the original vesting schedule set forth in the Award Agreement. With respect to an Award that is subject to the attainment of one or more Performance Goals and that is earned and outstanding as of the date of the Change in Control and for which the payout level has been determined, such Award shall be payable in full in accordance with the payout schedule pursuant to the instrument evidencing the Award.

16. Restrictions. No Common Stock or other form of payment shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Administrator may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.

17. Unfunded Plan. This Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants under this Plan, any such accounts shall be used merely as a bookkeeping convenience, including bookkeeping accounts established by a third-party administrator retained by the Company to administer the Plan. The Company shall not be required to segregate any assets for purposes of this Plan or Awards hereunder, nor shall the Company, the Board or the Administrator be deemed to be a trustee of any benefit to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement or the terms of the Award, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Administrator shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

18. Right to Employment. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or other service relationship at any time, nor confer upon any Participant any right to continue in the capacity in which he or she is employed or otherwise serves the Company.

19. Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

20. Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Texas.

21. Section 409A of the Code. It is intended that any Awards under the Plan that are subject to Section 409A of the Code satisfy the requirements of Section 409A of the Code and related regulations and Internal Revenue Service and Department of Treasury pronouncements to avoid imposition of applicable taxes thereunder. Thus, notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under the Plan would result in the imposition of an applicable tax under Section 409A of the Code and related regulations and Internal Revenue Service and Department of Treasury pronouncements, that Plan provision or Award will be reformed to the extent permissible under Section 409A of the Code with the intent to avoid imposition of the applicable tax and no action taken to comply with Section 409A of the Code shall be deemed to adversely affect the Participant’s rights to an Award.

22. Effectiveness; Term. The Plan shall become effective as of the Effective Date and shall terminate automatically on May [11], 2033, the tenth anniversary of stockholder approval of the Plan. No Award shall be granted pursuant to the Plan after May [11], 2033, but Awards theretofore granted may extend beyond that date. The Board may suspend or terminate the Plan at any earlier date pursuant to Section 12 hereof.

23. Clawback/Recoupment Policy. Notwithstanding any provisions in the Plan or any Award Agreement to the contrary, all Awards and/or amounts payable thereunder, whether in the form of cash or otherwise, shall be subject to potential cancellation, rescission, clawback and recoupment (i) to the extent necessary to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any regulations or listing requirements promulgated thereunder, and/or (ii) as may be required in accordance with the terms of any clawback/recoupment policy as may be adopted by the Company, as such policy may be amended from time to time.

WESTLAKE CORPORATION

ATTN: GENERAL COUNSEL

2801 POST OAK BLVD, SUITE 600

HOUSTON, TX 77056

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 10, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 10, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V00239-P86209                         KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

WESTLAKE CORPORATION			For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR the following:

1a.	Election of Class I Directors:		☐	☐	☐

Nominees:

01) Catherine T. Chao
02) Marius A. Haas
03) Kimberly S. Lubel
04) Jeffrey W. Sheets

1b.	Election of Class III Director:

Nominee:

01) Carolyn C. Sabat

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

2.	An advisory vote to approve named executive officer compensation.		☐	☐	☐

The Board of Directors recommends you vote 3 Years on the following proposal:		1 Year	2 Years	3 Years	Abstain

3.	An advisory vote on the frequency of the advisory vote on named executive officer compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 4, 5 and 6:			For	Against	Abstain

4.

To approve a proposed amendment to the Company's Amended and Restated Certificate of Incorporation to provide for exculpation of certain officers of the Company from personal liability under certain circumstances as allowed by Delaware law.

			☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

		For	Against	Abstain

5.	To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2023.	☐	☐	☐

6.	To amend and restate the 2013 Omnibus Incentive Plan.	☐	☐	☐

The Board of Directors recommends you vote AGAINST Stockholder proposals 7 and 8:		For	Against	Abstain

7.	A stockholder proposal regarding the Company's greenhouse gas emission reduction targets.	☐	☐	☐

8.	A stockholder proposal regarding the preparation of a report on reducing plastic pollution of the oceans.	☐	☐	☐

NOTE: To act upon any other matters that may properly come before the Annual Meeting.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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V00240-P86209

WESTLAKE CORPORATION

Annual Meeting of Stockholders

May 11, 2023 9:00 AM CDT

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Johnathan S. Zoeller and M. Joel Gray III, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of WESTLAKE CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM CDT, on May 11, 2023, at Westlake Center, 2801 Post Oak Boulevard, Houston, TX 77056, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side